Exhibit 10.83

16th December 2009

VIRGIN ENTERPRISES LIMITED

and

VIRGIN MEDIA LIMITED

TRADE MARK LICENCE

relating to use of the “Virgin” trade marks

in respect of business communications services

Arnold & Porter (UK) LLP

(ref: RKD/JBM/16100.016)

Tower 42

25 Old Broad Street

London

EC2N 1HQ

Tel. 020 7786 6100

Fax: 020 7786 6299

CONFIDENTIAL

i

THIS DEED is dated 16th December 2009

BETWEEN:

1.                                       VIRGIN ENTERPRISES LIMITED (Company Number 01073929) a company incorporated in England whose registered office is at The School House, 50 Brook Green, London W6 7RR (“VEL”); and

2.                                       VIRGIN MEDIA LIMITED (Company Number 2591237) a company incorporated in England whose registered office is at 160 Great Portland Street, London W1W 5QA (the “Licensee”).

RECITALS

A.                                   VEL is the legal and beneficial owner of the Marks (as defined below).

B.                                     The Licensee and members of the Virgin Media Group (as defined below) have been licensed to use the Marks pursuant to the Virgin Media Consumer Licence (as defined below).

C.                                     VEL has agreed to grant the Licensee and members of the Virgin Media Group a licence to use the Marks in the form of the Names in relation to Business Communications Services (each as defined below) on the terms and conditions of this Deed.

THE PARTIES AGREE AS FOLLOWS:

1.                                      DEFINITIONS

1.1                                 In this Deed, the Recitals above and the Schedules to it, the following terms shall have the following meanings:

“Accounting Standards” means in conformity with United States Generally Accepted Accounting Principles or any generally accepted and applicable accounting standards used by Virgin Media Inc. from time to time;

“Affiliate” means with respect to any person, any corporation, company, partnership or other organisation which directly or indirectly is within the Control of such person or over which such person has Control or is under common Control with such person or over which such person has an option to acquire Control or common Control;

“Ancillary Services” means, subject to the presently existing and exclusive rights of existing licensees of VEL (as listed in Schedule 4), any services, software applications or facilities (including Associated Facilities) which are, from time to time, whether now or in the future:

(a)                                              reasonably ancillary to the provision of Business Communications Services to Business Customers; or

(b)                                             equivalent to those ordinarily provided from time to time by third party providers of services equivalent or substantially similar to Business Communications Services and offered in conjunction with or as part of those Business Communications Services; or

(c)                                              offered in conjunction with or as part of the Business Communications

Services and approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed),

but excluding Bundled Services or Partner Services (which are the subject of a separate grant of rights under this Deed);

“Annual Report” means Virgin Media Inc.’s financial report to the SEC in respect of each Financial Year on Form 10-K pursuant to the Securities Exchange Act of 1934 and any replacement or equivalent report so filed with the SEC;

“Associated Facilities” means facilities which are generally non-customer facing and which are required for use in association with the use of a Communications Network or Business Communications Services or are required for the purpose of:

(a)                                              making the provision of that network or service possible;

(b)                                             making possible the provision of other services provided by means of that network or service; or

(c)                                              supporting the provision of such other services;

“Base Service Levels” means the levels of customer service and complaint handling set out in section 1 of Schedule 3;

“Bundled Services” means a package of products or services incorporating one or more Business Communications Services offered together with third party or non “Virgin”-branded Business Communications Services and/or products or services reasonably ancillary or complementary to Business Communications Services;

“Business Communications Services” means communications services, or access to such services, consisting in or having as their principal feature the conveyance of messages, information or signals by means of a Communications Network. For illustrative purposes only and without prejudice to the generality of the foregoing, the types of services contemplated at the Commencement Date include the following:

(a)                                              broadband and internet access services (which, for example, includes email/web mail, email addresses, instant messaging, electronic messaging, provision of webspace, web-hosting, voice/video/data services transmitted over internet protocol), managed internet access (being dedicated internet leased line services);

(b)                                             television or radio access services;

(c)                                              telephone services (which, for example, includes business phone lines (including standard business phone lines, special rate phone services, and indirect access via third party service providers), wireless, Mobile Radio Telecommunication Services, data and text services (including SMS), telephone and internet conferencing, ISDN services, managed voice services, hosted call management services for contact centre operations, remotely hosted central exchanges (commonly known as Centrex) and inbound and outbound voice services, number transfer services, number translation and/or number identification services); and

(d)                                             data transmission services (which, for example, include converged voice, data and video solutions, “point-to-point” and “any-to-any” network connectivity solutions, leased lines, Ethernet, IP virtual private networks, wide area networks and value added applications and services and application hosting);

howsoever and in each case above including:

(a)                                              professional services related to the above (which, for example, includes project management, performance management and reporting, business services relationship management, consultancy and training);

(b)                                             the assessment, design, installation, provision, maintenance, support and/or management of any of the above, whether by means of a Communications Network or otherwise;

(c)                                              the following services that are a feature of or are ordinarily provided in conjunction with any of the above: directory enquiries, virus scanning, spam filtering and managed internet security services (including managed firewalls, managed authentication services for remote users), registration and/or provision of domain names and the provision of IP addresses;

(d)                                             as any of the above may be:

(i)                                                                         received or accessed; and

(ii)                                                                      created, developed or may converge from time to time,

whether with a technology or method now in existence or subsequently developed, created or invented;

“Business Day” means any day (excluding Saturdays and Sundays) on which banks generally are open in London for the transaction of normal banking business;

“Business Customer” means any person who has contracted with any member of the Virgin Media Group for the provision of Business Communications Services either on its own behalf or on behalf of any other person (excluding any: (a) consumer and/or small business user who works at or from home; and (b) SME, in each case who receives services (or who would be entitled to receive services) from the Virgin Media Group pursuant to the Virgin Media Consumer Licence), where such a person includes, without limitation, a third party Mobile Radio Telecommunication Service provider, internet service providers and other network providers;

“Business Revenues” means the amount of revenue relating to the Licensed Activities reported in Virgin Media Inc.’s statement of operations contained in its Quarterly Report or its Annual Report, as appropriate;

“Chief Marketing Officer” means the person appointed pursuant to clause 5.10 of the Virgin Media Consumer Licence or such other person as may be agreed in writing between the parties from time to time;

“Commencement Date” means the date of this Deed;

“Communications Network” means a system or systems for the conveyance of messages, information or signals serving for the impartation of anything including Content between persons, between a person and a thing or between things or for the actuation or control of apparatus, and the apparatus, software and data comprised in such system or systems, comprising:

(a)                                              fixed line connections (e.g. copper wire, coaxial cable, fibre optic cable and/or dark fibre); and/or

(b)                                             non-fixed connections using any part of the electromagnetic spectrum (e.g. satellite, digital terrestrial, analogue terrestrial, DAB, DVB-H, GSM, GPRS, WIMAX, WIFI, microwave), and howsoever in each case as such system, systems or connections may be created, develop or converge from time to time, whether with a technology or method now in existence or subsequently developed, created or invented;

“Content” means any content or material conveyed or generally intended to be conveyed via a Communications Network including text, speech, music, sounds, visual images or data of any description or any combination of the foregoing, but excluding any message, information or signal used for the actuation and control of the apparatus comprising a Communications Network or for the routing of any message, information or signal within a Communications Network;

“Control” is to be construed in accordance with section 416 of the Income and Corporation Taxes Act 1988 and “controlling” and “controlled” shall be construed accordingly;

“Core Equipment” means any hardware, equipment, device or accessory (whether now in existence or which may from time to time be created or developed, or as such equipment, devices or accessories converge or become multi-purpose) which either:

(a)                                              is primarily intended for the provision, delivery, reception, access or use of Business Communications Services (including mobile handsets, SIM cards, Data Cards, telephone handsets, modems, routers, cables, CCTV cameras and webcams), but excluding, save to the extent that they fall within sub-paragraph (b) of this definition, personal computers; or

(b)                                             has, as an included feature, the capability to provide, deliver, receive, access or use the Business Communications Services provided by the Virgin Media Group (including via a built-in decoder, receiver or internet protocol connection), provided that the Virgin Media Group is thereby facilitating access to its Business Communications Services in preference to those of a third party;

“Customer Loyalty Service Levels” means the customer loyalty measures set out in section 3 of Schedule 3;

“Data Cards” means data communications cards for use in conjunction with mobile handsets, laptop computers or other portable computing and communications devices which allow or enable access to the internet, access to email services, remote access to private computer networks, fax services, instant messaging and text messaging services and other communications services through 3G, 2.5G, GPRS, HSCSD or wireless local area networks or similar;

“Direct Sales Channels” means sales methods consisting of face-to-face, on-line, internet, mail-order, telesales and all other forms of direct or distance selling methods;

“Domain Names” means those domain names listed in Part A of Schedule 2 (subject to the limitations set out therein) together with any additional domain names registered in accordance with clause 6.3;

“Extra-Territorial Services” means Business Communications Services provided outside the Territory as an incidental part of any Business Communications Services provided inside the Territory;

“Fair Market Value” means the value calculated on a fair market value basis that a willing buyer, contracting with a willing solvent seller, with neither being under a compulsion to transact, would pay for the Marks, with both the buyer and the seller being reasonably cognisant of all relevant factors and circumstances and in circumstances where both are seeking to protect their maximum economic self interest;

“Financial Year” means the period of twelve months ending on 31st December or such other financial year as Virgin Media Inc. shall adopt from time to time;

“Fit and Proper Person” means a director who:

(a)                                              has not at any time been disqualified by a court from acting as a company director, including a disqualification made pursuant to the Company Directors Disqualification Act 1986; and

(b)                                             is not an undischarged bankrupt or a person in respect of whom a bankruptcy restrictions order is in force;

“Force Majeure Event” means any of the following:

(a)                                              acts of God, flood, earthquake, lightning, epidemic, riots and insurrection, war, terrorism, fire, embargos, third party labour or industrial disputes, judicial or government action and acts of civil or military authority, compliance with any law or governmental order; and

(b)                                             accidents, breakdown or malfunction of plant or machinery, computer virus or similar, sabotage or malicious damage, in each case, to the extent that such event is not within the reasonable control of a party and where that party has taken reasonable steps to prevent the occurrence of such event in accordance with current good industry practice;

“Holding Company” means any parent undertaking as defined in Section 1162 of the Companies Act of 2006, save that reference to an undertaking shall be deemed to include an undertaking registered in an overseas jurisdiction;

“Intellectual Property Rights” means all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get up, trade, business or domain names, copyrights, moral rights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world and any rights to receive any remuneration in respect of such rights;

“Insolvency Event” means any of the following events unless remedied or set aside within thirty (30) days of such event in respect of a party:

(a)                                              the passing of a resolution for its winding up or where a court of competent jurisdiction makes an order for a party to be wound up or dissolved or a party is otherwise dissolved except for the purposes of a solvent reconstruction, reorganisation, merger or consolidation;

(b)                                             where an administrator or receiver is appointed or an administration order is made or an administrative receiver is appointed or an encumbrancer takes possession of or sells the whole or part of a party’s undertaking, assets, rights or revenue;

(c)                                              where either party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(d)                                             where either party enters into a scheme of arrangement, composition or voluntary arrangement in satisfaction of its debts with its creditors; or

(e)                                              any event analogous to any to the above occurs in any relevant jurisdiction;

“Licensed Activities” means the activities described in clause 3 and carried out under the Marks;

“Licensed Business Revenues” means Business Revenues less (to the extent not already deducted in the calculation of Business Revenues):

(a)                                              value added tax, sales tax, excise duties and equivalent taxes and duties; and

(b)                                             bad debt expense in accordance with Accounting Standards (save that such deduction shall not exceed 4% of Licensed Business Revenues);

(c)                                              revenues accruing to the Virgin Media Group from sales or activities within the Virgin Media Group (including intra-group revenue and internal re-charges not constituting Licensed Revenue or Licensed Content Revenue (both as defined in the Virgin Media Consumer Licence));

(d)                                             ordinary course zero-margin bilateral voice and data minute swaps between members of the Virgin Media Group and third party operators of Communications Networks;

(e)                                              any revenues accruing to the Virgin Media Group from activities carried out other than pursuant to the Marks which have been included in Business Revenues; and

(f)                                                any revenues accruing to the Virgin Media Group from activities carried out pursuant to the Marks which are properly included in Licensed Revenues (as defined in the Virgin Media Consumer Licence), Licensed Content Revenues (as defined in the Virgin Media Consumer Licence) or which are otherwise properly accounted for under the Virgin Media Consumer Licence;

“Marks” means the Virgin Marks and the Names, each as updated from time to time, together with such other trade mark applications which may be made by VEL after the date of this Deed in respect of the Licensed Activities and any resulting registrations;

“Minimum Term” means a period of three (3) years from the Commencement Date;

“Mobile Accessories” means products (excluding Core Equipment) primarily intended for use in conjunction with Core Equipment relating to Mobile Radio Telecommunication Services (for example, mobile handset chargers, mobile telephone cases, in-car accessories, Bluetooth headsets and mobile card readers/writers);

“Mobile Devices” means portable devices capable of playing, receiving, storing or recording data, provided the device is primarily intended for use in conjunction with Core Equipment relating to Mobile Radio Telecommunication Services;

“Mobile Radio Telecommunication Services” means Business Communications Services designed or adapted to be used in motion consisting of the conveyance of any message, information or signal through the agency of wireless telegraphy;

“Names” means: (a) the names listed in Part B of Schedule 2 (as amended from time to time in accordance with clause 3.17); and (b) any other names comprising of “Virgin” (whether as a name or in the form of the Virgin Signature) always used in conjunction with and always in front of any word or words which is or are suitable to describe or denote the Licensed Activities, such additional word or words to be approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed);

“Other Email Services” means the provision of an email address together with an individual subscriber address facility to enable email communications including the word “Virgin” to:

(a)                                              staff of the Virgin Group or staff of a Virgin Company in the ordinary course of their business;

(b)                                             the customers of or subscribers to a service or business provided by any Virgin Company solely for the purpose of communicating with other subscribers or customers of such Virgin Company or such Virgin Company itself as an ancillary or incidental part of such service or business not attracting additional payment including, by way of example, dating services and internet auctions; or

(c)                                              the customers of or subscribers to a service or business provided by any Virgin Company as an ancillary or incidental and minor part of that service or business not attracting additional payment to enable email communications by and to such customers or subscribers, provided that such Virgin Company may not provide any other Business Communications Services under the Marks, unless otherwise permitted under the terms of this Deed, without the prior written consent of the Licensee;

“Other Equipment” means any equipment, device or accessory (other than Core Equipment) capable of use with or complementary to the provision, delivery or use of the Business Communications Services but not branded with the Marks;

“Other Webspace Services” means the provision of a URL for webspace to the customers of or subscribers to a service or business provided by any Virgin Company solely for the purpose of communicating with other subscribers or customers of such

Virgin Company or such Virgin Company itself as an ancillary or incidental part of such service or business not attracting additional payment including, by way of example, dating services and internet auctions, provided that such Virgin Company may not provide any other Business Communications Services, unless otherwise permitted under the terms of this Deed, without the prior written consent of the Licensee;

“Partner Services” means the provision of access by means of any Business Communications Service, in conjunction with or as part of the Business Communications Services, to any products or services of a third party, subject to the provisions of clause 3.5;

“Permitted Email Address” means any email address in any form incorporating the Domain Names or the Names;

“Permitted Third Party” has the meaning given to it in clause 7.1(b);

“Permitted Webspace Address” means a URL for webspace provided to Business Customers in any form incorporating the Domain Names or the Names;

“Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December;

“Quarterly Report” means Virgin Media Inc.’s financial report to the SEC in respect of each Quarter on Form 10-Q pursuant to the Securities Exchange Act of 1934 and any replacement or equivalent report so filed with the SEC;

“Roaming Services” means services comprising a facility enabling a user of any mobile communications network (other than the network that has allocated the user’s international mobile subscriber identity number or equivalent number) to obtain access to any Mobile Radio Telecommunication Services;

“RPI” means the United Kingdom retail prices index (all items) as published by the Office for National Statistics (or by any government department or other body upon which duties in connection with such index devolve) or other official cost of living index published in place of that index and which most nearly represents the current basis of calculation of such index;

“Royalties” means the payments described in clause 4;

“Royalty Commencement Date” means 1 March 2010;

“Sales Channels” means Direct Sales Channels and all other forms of sales routes (excluding the Licensee’s own retail stores, save for any referrals resulting from the operation of the Virgin Media Consumer Licence), where such other forms of sales routes may include third party sales routes;

“SEC” means the US Securities and Exchange Commission or its replacement or successor body;

“Securities Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended from time to time, of the United States of America;

“Service Levels” means the Base Service Levels, Technical Service Levels and Customer Loyalty Service Levels;

“Site” means any of the Virgin Media Group’s internet sites using the Domain Names;

“SME” means any small or medium-sized business, enterprise or company (including, without limitation, partnerships and sole traders) that employs less than 25 staff;

“Subsidiary” means any subsidiary undertaking as defined in Section 1162 of the Companies Act of 2006 (as amended), save that reference to an undertaking shall be deemed to include an undertaking registered in an overseas jurisdiction;

“Substitute Annual Report” has the meaning given to it in clause 4.11;

“Substitute Quarterly Report” has the meaning given to it in clause 4.11;

“Technical Service Levels” means the technical performance measures set out in section 2 of Schedule 3;

“Term” means the term of this Deed which is to be a period starting on the Commencement Date and ending at midnight (GMT) on 2 April 2036, unless terminated earlier in accordance with this Deed;

“Territory” means the United Kingdom of Great Britain and Northern Ireland, the Republic of Ireland, the Isle of Man and the Channel Islands;

“TM Guidelines” means the “Virgin” guidelines for the usage of the Marks by members of the Virgin Media Group as supplied by VEL to any member of the Virgin Media Group pursuant to the Virgin Media Consumer Licence (being the Virgin Red Book and the Virgin Brand Book) and the direct selling and offshore outsourcing policies set out in Schedule 6, as amended or updated by agreement in writing of the parties from time to time;

“Viewdata” means the combination of: (a) the B2B communication platform commonly known as “Viewdata”; (b) the B2B communication service currently called Traveleye and Endeavour; and (c) a B2B payment system, in each case substantially as they exist as at the Commencement Date, that together enable travel agents to search, book and pay for travel related products directly with tour operators and other travel providers only using Content provided by such tour operators and other travel providers;

“Virgin Company” means any person (other than any member of the Virgin Media Group or any other company licensed under the terms of this Deed) which has been authorised to use the name “Virgin” or the initial “V” whether alone or in conjunction with any other word, name or mark from time to time;

“Virgin Group” means:

(a)                                              VEL and any company which is a Holding Company of that company or a Subsidiary of that company or a Subsidiary of such Holding Company; or

(b)                                             any undertaking which is under the Control whether directly or indirectly of any person mentioned in (i) to (v) below or any combination of them:

(i)                                                                         R.C.N. Branson (the “Individual”) together with the trustees of any settlement created by the Individual;

(ii)                                                                      any spouse of the Individual, or any child or remoter issue of the Individual’s grandparents and any spouses or such child or remoter issue;

(iii)                                                                   the trustee or trustees for the time being of any settlement made by any person mentioned in (ii) above acting within that capacity;

(iv)                                                                  any personal representative of the Individual acting within that capacity; or

(v)                                                                     any person acting as bare nominee for the Individual or any of the persons mentioned in (i) to (iv) inclusive above;

“Virgin Marks” means the registered trade marks and trade mark applications listed in Part A of Schedule 1 and the Virgin Signature (including the logo set out in Part B of Schedule 1) as updated from time to time;

“Virgin Media Consumer Licence” means the trade mark licence between the Licensee and VEL, dated 3 April 2006, as amended from time to time;

“Virgin Media Group” means the Licensee and any undertaking which is a Holding Company of that undertaking or a Subsidiary of that undertaking or a Subsidiary of such Holding Company;

“Virgin Media Inc.” means the ultimate Holding Company of the Licensee from time to time or, in the circumstances described in clause 4.11, shall have the meaning set forth in that clause;

“Virgin Signature” means the “Virgin” signature and the signature marks set out in Schedule 1; and

“Vouchers” means any payment or replenishment service, facility or method in card and electronic form (including top up cards, pre-paid cards, electronic top up and ATM/SMS top up) through which products or services relating to the Licensed Activities can be purchased by Business Customers, but excluding gift tokens or gift vouchers.

1.2                                 The headings in this Deed are inserted only for the purpose of convenience and shall not affect the construction of this Deed.

1.3                                 The Schedules form part of this Deed.

1.4                                 References to any statute or statutory provision or order or regulation made thereunder shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time.

1.5                                 Words denoting the singular shall include the plural and vice versa.

1.6                                 References to a party or the parties is to a party or the parties (as the case may be) to this Deed and shall include any permitted assignees of a party.

1.7                                 References to the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa).

1.8                                 A person includes any individual, firm, corporation, unincorporated association,

government, state or agency of state, association, partnership, joint venture or other entity (whether or not incorporated or having a separate legal personality).

1.9                                 A person includes a reference to that person’s legal personal representatives and successors.

1.10                           A company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established.

1.11                           Writing shall include any modes of reproducing words in a legible and non-transitory form and “written” shall be construed accordingly.

1.12                           References to “includes” and “including” shall mean “includes without limitation” and “including without limitation”.

1.13                           Where any rights are stated as being licensed under this Deed on an “exclusive” basis, it shall mean that only the Licensee and members of the Virgin Media Group are permitted to use such rights and (for the avoidance of doubt) VEL, any member of the Virgin Group and any Virgin Company shall not be permitted to utilise such rights.

2.                                      ACKNOWLEDGEMENTS

2.1                                 The Licensee acknowledges:

(a)                                              receipt of the TM Guidelines;

(b)                                             that all rights in the Marks belong to VEL;

(c)                                              save as expressly set out in this Deed, that no member of the Virgin Media Group shall acquire or claim any title to any of the Marks by virtue of the rights granted to them by this Deed or through their use of the Marks either before or after the date of this Deed;

(d)                                             except in respect of trade marks that are the subject of an assignment to and/or re-filing by Virgin Media pursuant to clauses 7.5, 9.14 or 9.15 of this Deed, that all goodwill generated or accrued by the use of the Marks by the Licensee and any other member of the Virgin Media Group shall at all times be deemed to have accrued to VEL and the Licensee shall, and shall procure that all other members of the Virgin Media Group shall, if so requested by VEL, execute an assignment in favour of VEL of any and all such goodwill; and

(e)                                              that it and the members of the Virgin Media Group shall only use the Marks under this Deed in relation to  products and services forming part of the Licensed Activities.

2.2                                 At VEL’s cost (except to the extent that it specifically falls within the Licensee’s obligations under this Deed) the Licensee shall do any act and execute and deliver any documents reasonably required to give effect to clause 2.1.

2.3                                 The parties acknowledge that certain rights and/or obligations under this Deed may overlap and/or conflict with rights and/or obligations under the Virgin Media Consumer Licence.  For as long as the parties to the Virgin Media Consumer Licence are the same as the parties to this Deed (or: (a) in the case of the Licensee, they are a member of the Virgin Media Group; or (b) in the case of VEL, they are a member of the Virgin Group), in the event of any such conflict or overlap and unless otherwise expressly stated in this Deed, the parties agree that the provisions of the Virgin Media Consumer Licence shall take precedence.

2.4                                 For as long as the parties to the Virgin Media Consumer Licence are the same as the parties to this Deed (or: (a) in the case of the Licensee, they are a member of the Virgin Media Group; or (b) in the case of VEL, they are a member of the Virgin Group), the parties shall not be permitted to take action under this Deed, if action is already being taken by any party under the Virgin Media Consumer Licence in respect of the same matter and in respect of the same Losses (as defined in clause 8.14).  For example, under clause 7.5, the Licensee is granted certain rights in respect of trade mark registrations for the Names which VEL chooses not to renew.  Similar rights are granted to the licensee under the Virgin Media Consumer Licence.  To the extent that the licensee under the Virgin Media Consumer Licence has exercised its rights under the Virgin Media Consumer Licence, any identical rights granted under this Deed shall not apply.

2.5                                 Nothing in this Deed amends the Virgin Media Consumer Licence in any way or is designed or intended in any way to limit, restrict or vary the rights already granted in the Virgin Media Consumer Licence.

3.                                      GRANT

Exclusive Rights

3.1                                 In consideration of the Royalties and the covenants and undertakings contained in this Deed, VEL hereby grants to the Licensee and to all members of the Virgin Media Group for the Term with effect from the Commencement Date the exclusive rights:

(a)                                              to use the Marks in the Territory in relation to:

(i)                                                                         the provision of Business Communications Services to Business Customers;

(ii)                                                                      the branding (but not the manufacture) of Core Equipment and the provision of Core Equipment branded with the Marks to Business Customers;

(iii)                                                                   the Communications Networks required for the provision of the Business Communications Services;

(iv)                                                                  the provision and/or interconnection of Communications Networks, or any individual part(s) thereof;

(v)                                                                     the provision of site co-location services (which for example, includes the housing of equipment for the provision of Business Communications Services and/or Communications Networks); and

(vi)                                                                  offering or making available any of the above to Business Customers or potential Business Customers through Sales Channels;

(b)                                             to use the Names as part of its registered company names and to use the same on headed notepaper and other corporate materials and communications which, in the course of business, bear the company name and in relation to the non-trading activities and securities listing of any member of the Virgin Media Group and as may otherwise be required by law during the Term, provided that when used as a company name such name is always followed by the relevant company denotation (e.g. Limited) for the relevant type of company and jurisdiction;

(c)                                              subject to clause 3.3(c) below, to use the Names throughout the world;

(d)                                             subject to clauses 3.3(a) and 3.3(c) below, to use the Domain Names;

(e)                                              to use the Names in the Territory on or in relation to advertisements, sponsorship, promotional brochures, other materials and magazines (in or on any media) in relation to the Licensed Activities to the extent of the rights granted exclusively under this clause 3.1.  The parties recognise that there may be incidental advertising, sponsorship or promotional activities undertaken outside the Territory by the Licensee, members of the Virgin Media Group or Permitted Third Parties which are aimed at Business Customers or potential Business Customers (except in the case of Roaming Services) inside the Territory and which relate to the Licensed Activities provided within the Territory (provided that nothing in this clause shall prevent other VEL licensees conducting similar activities inside the Territory under provisions equivalent to those found in this clause 3.1(e));

(f)                                                to use the Marks in relation to the provision of Roaming Services provided to Business Customers outside the Territory and non-Business Customers (other than Customers as defined under the Virgin Media Consumer Licence) inside the Territory, subject to the right of any other entity which is licensed by VEL to use the name “Virgin Mobile” outside the Territory to provide services equivalent to the Roaming Services to that entity’s customers outside that entity’s licensed territory and to non-customers within its licensed territory; and

(g)                                             to use the Marks in the Territory on or in relation to Vouchers in respect of the Licensed Activities under this clause 3.1.

Non-Exclusive Rights (except in respect of the Names which is exclusive)

3.2                                 In consideration of the Royalties and the covenants and undertakings contained in this Deed, VEL hereby grants to the Licensee and to all members of the Virgin Media Group for the Term with effect from the Commencement Date the following non-exclusive rights (except that this grant is exclusive in relation to the use of the Names in the Territory):

(a)                                              to use the Marks in the Territory in relation to Ancillary Services;

(b)                                             to use the Marks in the Territory in relation to Bundled Services;

(c)                                              to use the Marks in the Territory in relation to Partner Services;

(d)                                             to use the name “Virgin” as part of its registered company names and to use the same on headed notepaper and other corporate materials and communications which, in the course of business, bear the company name and in relation to the non-trading activities and securities listing of any member of the Virgin Media Group and as may otherwise be required by law during the Term, provided that when used as a company name such name is always followed by the relevant company denotation (e.g. Limited) for the relevant type of company and jurisdiction;

(e)                                              to use the Marks on or in relation to the Site, advertisements, sponsorship, materials, promotional brochures, other materials, magazines and the physical assets of members of the Virgin Media Group and other materials used in each case in the ordinary course of conducting and promoting the Licensed Activities;

(f)                                                to use the Marks in the Territory in relation to promotional products (including those in electronic form) which are incidental to the Licensed Activities provided that they are normally distributed free by members of the Virgin Media Group in the Territory and not by way of commercial or retail sale;

(g)                                             to use the Marks in the Territory in relation to the sale and supply of:

(i)                                                                         Other Equipment, unbranded Mobile Accessories, unbranded Mobile Devices and unbranded Core Equipment; and

(ii)                                                                      branded Mobile Accessories and branded Mobile Devices,

in each case via Sales Channels, provided that the sale and supply of unbranded Core Equipment, Mobile Accessories, Mobile Devices, and Other Equipment is ancillary or incidental to the sale and supply of Virgin Media Group’s Business Communications Services and branded Core Equipment, branded Mobile Accessories and branded Mobile Devices;

(h)                                             to use the Marks in the Territory on or in relation to Mobile Accessories and Mobile Devices;

(i)                                                 to use the Marks in the Territory on or in relation to Vouchers in respect of the Licensed Activities under this clause 3.2;

(j)                                                 to use the Marks in the Territory on or in relation to software applications specifically designed for use with Core Equipment and/or Mobile Devices;

(k)                                              to use the Marks in the Territory in relation to Viewdata.

Restrictions on the exercise of the rights granted pursuant to clauses 3.1 and 3.2

3.3                                 The following restrictions shall apply to the exercise of the rights granted pursuant to clauses 3.1 and 3.2:

(a)                                              VEL recognises that members of the Virgin Media Group may:

(i)                                                                         use the Domain Names and forms of technology or media now in existence or developed in the future that are or will be by their nature accessible worldwide, including the internet and certain TV broadcasts (such as satellite) which have a larger reach or footprint than can be contained by a territorial grant of rights;

(ii)                                                                      provide remote access to any services forming part of the Licensed Activities to Business Customers temporarily located outside the Territory;

(iii)                                                                   provide any services forming part of the Licensed Activities from or at locations outside the Territory into the Territory for the benefit of any Business Customers inside the Territory (other than in the case of Roaming Services or Extra-Territorial Services); and

(iv)                                                                  subject to clause 3.3(b), provide Extra-Territorial Services to Business Customers,

and VEL acknowledges and agrees that such worldwide or extra-territorial reach or remote access to the Licensed Activities shall not be considered a breach by the Licensee or any member of the Virgin Media Group of this Deed provided that the Licensee agrees that the Licensed Activities (other than the Roaming Services and/or the Extra-Territorial Services) shall be targeted at Business Customers within the Territory and that the Licensee shall not itself and shall procure that no member of the Virgin Media Group shall actively solicit orders from outside the Territory for any of the goods or services that are the subject of such Licensed Activities to be supplied and/or provided outside the Territory (other than Roaming Services and/or Extra-Territorial Services).  Where practicable, the Licensee shall also include a statement in its user terms to the effect that the Business Communications Services and the Licensed Activities (other than the Roaming Services and/or the Extra-Territorial Services) are not made available outside the Territory;

(b)                                             to the extent that the Licensee provides any Extra-Territorial Services to Business Customers pursuant to the operation of clause 3.3(a), such Extra-Territorial Services shall only be permitted provided that they do not account for more than 3% of annual Licensed Business Revenues or 3% of all physical sites to which the Licensed Activities (taken altogether) are provided pursuant to the operation of this Deed from time to time;

(c)                                              the Licensee acknowledges that VEL may grant other parties rights to use the Virgin Marks (but not the Names nor the Domain Names) outside the Territory in relation to activities similar or identical to:

(i)                                                                         the Licensed Activities (including Roaming Services or Extra-Territorial Services) and may grant such rights using forms of technology or media developed in the future that will by its nature be accessible world-wide, such that the Virgin Marks may be accessible to persons within the Territory; or

(ii)                                                                      the Extra-Territorial Services to such entity’s customers outside that entity’s licensed territory and to non-customers within its licensed territory.

The Licensee agrees that the grant of these rights shall not amount to a breach of VEL’s obligations under this Deed provided that (save in relation to Roaming Services) VEL does not authorise these other parties to use the

Virgin Marks to solicit orders or target customers within the Territory for the goods or services that are the subject of the Licensed Activities to be supplied and/or provided inside the Territory and where such orders originate from inside the Territory; and

(d)                                             the Licensee and members of the Virgin Media Group shall only use the Marks in the form of the Names and shall not use the name “Virgin” or the “V” from the Virgin Signature by itself, except in the following circumstances:

(i)                                                                         those listed in Schedule 5;

(ii)                                                                      where there are space constraints and where the Licensee has sought and obtained VEL’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(iii)                                                                   where the Licensee has sought and obtained VEL’s prior written consent (not to be unreasonably withheld, conditioned or delayed); or

(iv)                                                                  as otherwise permitted by the TM Guidelines.

Limitations on Bundled Services

3.4                                 Where members of the Virgin Media Group are offering Bundled Services, the Licensee shall and shall procure that members of the Virgin Media Group shall use its or their reasonable endeavours to ensure that the use of the Marks in relation to the Bundled Services:

(a)                                              does not create the impression that any of the Bundled Services are offered by members of the Virgin Media Group on a standalone basis separate from Business Communications Services;

(b)                                             does not create the impression that the relevant member of the Virgin Media Group is actually the provider (otherwise as an intermediary or conduit) of the third party or non-”Virgin” branded elements of the Bundled Services;

(c)                                              could not reasonably be considered to result in customer confusion (regarding who is providing the third party or non-”Virgin” branded elements of the Bundled Services); and

(d)                                             does not create the impression that any third party services are branded with the Marks (unless the relevant provider is a Virgin Company).

Limitations on Partner Services

3.5                                 Where members of the Virgin Media Group are providing Partner Services, the Licensee shall and shall procure that members of the Virgin Media Group shall use its or their reasonable endeavours to ensure that the use of the Marks in relation to the Partner Services:

(a)                                              does not create the impression that the relevant member of Virgin Media Group is actually the provider (otherwise as an intermediary or conduit) of the Partner Services or any of the goods or services which are subject of the Partner Services;

(b)                                             could not reasonably be considered to result in customer confusion (regarding who is providing the Partner Services); and

(c)                                              does not create the impression that any third party goods or services are branded with the Marks (unless the relevant provider is a Virgin Company).

3.6                                 Notwithstanding the provisions of clauses 3.4 and 3.5, VEL confirms that in connection with provision of Bundled Services and Partner Services, where the trade marks and trade names of third parties appear along with or in association with the Marks, the Licensee shall be entitled to provide registration and authentication services, billing and payment services and customer and technical support using the Marks.

Limitations on Co-Branding

3.7                                 The parties acknowledge that the trade marks and trade names of third parties and any member of the Virgin Media Group may appear along with or in association with the Marks provided that:

(a)                                              such trade marks and trade names are used to identify the products and services being offered or to identify a trading entity;

(b)                                             such trade marks and trade names are not used in combination with the Marks so as to form a new or composite mark (other than as expressly permitted under this Deed) without the prior written consent of VEL (such consent not to be unreasonably withheld, conditioned or delayed); and

(c)                                              such trade marks and trade names are not used in any manner which is not in accordance with honest and commercial practices or without due cause takes unfair advantage thereof or could reasonably be considered to result in customer confusion.

Domain Names and Internet Use

3.8                                 The parties agree and acknowledge that the Licensee and members of the Virgin Media Group shall primarily use and market a domain name and a URL using the Names in the form “Name.com” and “virgin.com/Name” and that any other Domain Names shall primarily be used to generate additional traffic to the Site and/or for specific activities or promotions.

3.9                                 Throughout the Term, VEL shall procure that a clearly accessible hyperlink is maintained (and appears ‘above the fold’) on the Virgin.com website (or such other main portal website operated by or on behalf of the Virgin Group from time to time) to the Site and the Licensee shall and shall procure that members of the Virgin Media Group shall ensure that a hyperlink is maintained on the Site to the Virgin.com website (or such other main portal website operated by or on behalf of the Virgin Group from time to time).

Reservation of VEL’s Rights

3.10                           VEL shall not use or license the use of the Marks, the name “Virgin”, the letter “V” or anything confusingly similar thereto in the Territory at any time during the Term in relation to any of the exclusive Licensed Activities specified in clause 3.1, but VEL and/or any Virgin Company shall not be prevented by virtue of this Deed from using the Virgin Marks in relation to:

(a)                                              promoting their own business, products and/or services and/or offering their products and/or services with reference to the “Virgin” name in the Territory through any third party Business Communications Services or Communications Network or to the customers of any third party Business Communications Services or Communications Network;

(b)                                             any non-exclusive rights under this Deed;

(c)                                              Other Email Services and Other Webspace Services;

(d)                                             Business Communications Services provided in the ordinary course of business within premises and locations ordinarily forming part of the activities licensed by VEL to such Virgin Company where the provision of such Business Communications Services is incidental to and a minor adjunct of their principal business including, retail outlets, health and fitness centres, hotels, aeroplanes, trains, cars, motorcycles, ships or other modes or transport, private airport lounges, train station lounges and other transportation lounges;

(e)                                              internet cafes; or

(f)                                                sponsorship of any sports events, tournaments, leagues or teams,

provided that:

(i)                                                                         all such use of the Virgin Marks in accordance with this clause, other than in relation to 3.10(f) above, is confined to use in conjunction with, and always in front of, any word or words which are used to describe or denote the activities licensed by VEL to the relevant Virgin Company (subject to any exceptions equivalent to those under clause 3.3(d));

(ii)                                                                      this is done in accordance with honest commercial practices and in the ordinary course of VEL and/or any Virgin Company business and in such a way which could not reasonably be considered to result in customer confusion as to who is the actual provider of such services; and

(iii)                                                                   where the Licensee is of the opinion that any Virgin Company is using the Marks in breach of the Licensee’s exclusive rights under this Deed, then this shall be referred to dispute resolution in accordance with clause 14.6.

No Grant to Third Parties

3.11                           VEL agrees that whilst the Virgin Media Consumer Licence remains in force and effect it shall not use itself nor grant to any third party the right to use the Names anywhere in the world other than in accordance with, and subject to, any restrictions contained in, this Deed or the Virgin Media Consumer Licence.

3.12                           Subject to clause 3.11, VEL agrees that it shall not during the Term and for a period of six (6) months from the date of termination or expiry of this Deed or, at the Licensee’s option, twelve (12) months (subject in such latter case to the Licensee paying to VEL a sum equivalent to the amount paid to VEL in the last two full Quarters for which a royalty was paid, adjusted to take account of RPI from the date of termination or expiry of the Deed to the end of the six (6) month period following such termination or expiry):

(a)                                              use itself nor grant to any person other than the Licensee the right to use the Marks in the Territory in relation to any of the exclusive Licensed Activities specified in clause 3.1 (except to the extent other licensees of the Marks are permitted to use them in respect of services equivalent to Business Communications Services in the manner described in clause 3.10(d));

(b)                                             use itself nor grant to any third party the right to use the Names anywhere in the world;

(c)                                              use itself nor grant to any third party the right to use the letter “V” (whether plain or in stylised form) in front of: (i) the word “MEDIA” anywhere in the world; or (ii) any word or words which are identical or colourably similar to the Names in the Territory; and

(d)                                             use itself nor grant to any third party other than the Licensee the right to use the Marks in respect of the marketing or supply in physical retail outlets of Business Communications Services and Core Equipment provided by any third party and sold under that third party brand (and warrants that it has not granted any such rights prior to the date of this Deed) in the Territory.

Miscellaneous Provisions

3.13                           Members of the Virgin Media Group shall be entitled to do all acts which would otherwise be restricted by the copyright in the Marks in connection with the carrying on and provision of the Licensed Activities.

3.14                           The Licensee undertakes that it and relevant members of the Virgin Media Group shall make genuine use of the Marks as soon as reasonably practicable after the Commencement Date (unless otherwise agreed between the parties) in relation to the Business Communications Services provided from time to time by the Virgin Media Group for at least the Minimum Term.

3.15                           The parties acknowledge that, during the Term, major technological changes and advancements will occur in relation to the Licensed Activities which the parties are unable to foresee as at the Commencement Date.  As such, the parties declare that it is their common intention that this Deed is intended to cover such changes and advancements and to enable the Licensed Activities in respect of which the Marks may be used to develop over the Term.  The parties further acknowledge that the definitions of “Business Communications Services” and “Communications Network” provided for in this Deed are intended to include not only existing communications services and networks, but also new communications services and networks which result from innovations, technological developments and discoveries and the trend towards the convergence of such communications services and networks to ensure that the Virgin Media Group can effectively compete with new communications services and networks introduced by others as well as innovate and introduce new communications services and networks of its own.  The parties agree that this Deed, including the definitions of “Business Communications Services” and “Communications Network”, shall be construed accordingly.

3.16                           Without prejudice to the provisions of clause 3.15, should either party at any time during the Term be of the view that this Deed as drafted, including the definitions of “Business Communications Services” and “Communications Network”, does not fully reflect the common intentions of the parties as stated in clause 3.15, it may notify the other party to that effect and the parties will meet within 14 days to agree in good faith appropriate amendments to this Deed.  In the event that the parties fail to reach agreement on appropriate amendments within one hundred and eighty (180) days of any notification given under this clause 3.16, either party may refer the matter to dispute resolution in accordance with clause 14.6.

3.17                           The Licensee shall be entitled to remove names from the list of names in Part B of Schedule 2 (as amended from time to time) at any time on written notice to VEL.

4.                                      PAYMENT OF ROYALTIES

4.1                                 Except as set out in clause 6.9 and subject to clauses 4.2 and 4.3, the Licensee agrees to pay VEL a royalty the greater of:

(a)                                              one quarter of one per cent (0.25%) of the Licensed Business Revenues; or

(b)                                             three hundred and seventy five thousand pounds Sterling (£375,000),

in respect of each Quarter during the Term. In respect of any part of a Quarter during the Term, the Royalties shall be determined in accordance with the following provisions of this clause 4, but shall be reduced pro rata in accordance with the number of days during which this Deed subsists compared with the number of days in the Quarter in question.

4.2                                 Upon each anniversary of the Commencement Date the royalty set out in clause 4.1(b) shall automatically be increased in accordance with the most recently published percentage change in RPI over the 12 month period preceding the relevant anniversary date.  Within 30 days after each anniversary of the Commencement Date VEL shall notify the Licensee in writing of the new royalty rate in clause 4.1(b) for the 12 month period following the relevant anniversary date.  In the event that the Licensee has reasonable grounds to believe that there is an error in the proposed adjustment of the royalty rate in clause 4.1(b), it shall notify VEL in writing and the parties shall use reasonable endeavours to resolve any discrepancies raised by the Licensee.  Any disputes as to the adjustment of the royalty rate in clause 4.1(b) shall be referred to the dispute resolution procedure set out in clause 14.6.

4.3                                 The royalties set out in clause 4.1 shall become payable from the earlier of: (a) the Royalty Commencement Date; or (b) the first external use of the Marks by the Licensee or a member of the Virgin Media Group under this Deed.

4.4                                 The Licensee shall, within ten (10) Business Days after the date on which Virgin Media Inc. has filed a Quarterly Report with the SEC in respect of a Quarter, deliver to VEL a statement in respect of such Quarter, certified as correct by the chief financial officer of Virgin Media Inc., of the total Licensed Business Revenues and the Royalties due to VEL in respect of such Quarter.

4.5                                 All amounts payable under this Deed are expressed exclusive of VAT. Each party shall, to the extent required by law, pay VAT on all sums becoming due from it to the other party under the provisions of this Deed at the appropriate rate in force, upon receipt of a valid VAT invoice.

4.6                                 VEL shall be entitled to render an invoice in respect of the Royalties due under clause 4.1 upon receipt of the statement referred to in clause 4.4.  The Licensee shall pay such Royalties within thirty (30) Business Days following receipt by the Licensee of an appropriate VAT invoice.

4.7                                 The Licensee shall, within ten (10) Business Days after the date on which Virgin Media Inc. has filed an Annual Report in respect of a Financial Year, deliver to VEL a statement in respect of such Financial Year, certified as correct by the chief financial officer of Virgin Media Inc., of the total Licensed Business Revenues and the Royalties due to VEL in respect of such Financial Year. In the event that the sum of the Royalties paid by the Licensee under clause 4.6 for that Financial Year are less or more than those certified under this clause 4.7, the Licensee shall pay any additional Royalties due to VEL or VEL shall return to the Licensee any excess Royalties paid, as the case may be, within ten (10) Business Days of such certificate.

4.8                                 All payments of Royalties to VEL will be made in pounds Sterling to VEL’s bank account or as directed by VEL. All payments due to the Licensee will be made in Sterling to the Licensee’s bank account or as directed by the Licensee.

4.9                                 If either party fails to pay any sum due and payable under these terms to the other party which is not the subject of a dispute between the parties, the amount due will bear interest, accruing from the due date until the date of actual payment, calculated at a daily rate equivalent to two per cent. above the base rate then in effect of Lloyds TSB Bank plc (or its successor in title) (both before and after any court judgment).

4.10                           Virgin Media Inc.’s Quarterly Reports and Annual Reports shall be prepared in accordance with Accounting Standards and, in respect of Annual Reports, shall be audited by Virgin Media Inc.’s auditors. As such, save as set out in clause 4.11, VEL shall have no rights of inspection or audit of the Licensee’s books and records nor of any other member of the Virgin Media Group.

4.11                           If at any time Virgin Media Inc. shall no longer be a registrant reporting under the Securities Exchange Act of 1934, or Virgin Media Inc. shall no longer report Business Revenues in its Quarterly Report or Annual Report, the Virgin Media Group shall provide substitute reports to VEL that include the same information in respect of Business Revenues as would have been included in its Quarterly Report or Annual Report as contemplated by this Deed (such substitute reports, respectively, a “Substitute Quarterly Report” and a “Substitute Annual Report”) and shall be certified as correct and audited in the manner provided in clauses 4.4, 4.7 and 4.10.  Such Substitute Quarterly Reports in respect of each of the first three quarters of each Financial Year shall be due within sixty (60) days of the end of that quarter and the Substitute Annual Report shall be due within ninety (90) days of the end of the Financial Year.  In each such case, Financial Year shall mean the fiscal year of, and the Substitute Quarterly Reports and Substitute Annual Reports shall be produced in respect of, a company designated by Virgin Media Group which shall be the company whose subsidiaries are responsible for 100% of Business Revenues and which has the most direct supervisory or governance role in respect of such subsidiaries, references to Virgin Media Inc. in this Deed shall be deemed to refer to such company, and such Substitute Quarterly Reports Substitute and Annual Reports shall be deemed to be Quarterly Reports and Annual Reports for the purposes set forth in this Deed.

4.12                           In the event that VEL has reasonable grounds to believe that there is a material error in the calculation of the Royalties, it shall notify the Licensee in writing and the parties shall use reasonable endeavours to resolve any discrepancies raised by VEL in good faith.  Any disputes as to the calculation of Royalties shall be referred to the dispute resolution procedure set out in clause 14.6.  If such dispute has not been resolved and the mediator appointed pursuant to clause 14.6 decides that a material error may have been made, VEL shall be entitled to carry out an audit of the Virgin Media Group’s books of accounts as reasonably necessary to determine whether there has been a material error in the statements certified under clauses 4.4 and 4.7 or in the information certified under clause 4.11.  Any such audit shall be conducted as follows:

(a)                                              upon the written request of VEL and not more than once in each period of twelve months, and only after Virgin Media Inc. has published its accounts for any given Financial Year, the Licensee shall permit one of KPMG LLP, Ernst and Young LLP, Deloitte LLP or PricewaterhouseCoopers LLP, or their successors in title as appointed by VEL and agreed by the Licensee (or, failing agreement, such other auditing firm of international repute as is agreed), to have access during normal business hours to such records of the Virgin Media Group as are reasonably necessary to determine whether there has been any material error in calculating the Royalties and whether there has been an overpayment or underpayment of Royalties pursuant to this Deed for any Quarter in such Financial Year or for the whole of the Financial Year in question. In the absence of material error, such accounting firm shall not be entitled to question the application of the Virgin Media Group’s judgement in applying the Accounting Standards (or that of their accountants and auditors);

(b)                                             the Licensee, at the cost of VEL, shall and shall procure that relevant members of the Virgin Media Group will provide such assistance to the accounting firm as is reasonably necessary in connection with the audit, provided that the Licensee has received reasonable advance notice of such audit from VEL. Such accounting firm shall execute a confidentiality undertaking no less strict than the confidentiality obligations set forth in this Deed in a form reasonably acceptable to the Licensee and suitable for the purpose of performing the audit under this clause 4.12.  Such accounting firm shall carry out its audit within two (2) calendar months and report only on matters which bear on whether the Royalties paid or due to be paid by the Licensee were determined and accurately calculated in accordance with this Deed. The report shall be addressed to both VEL and the Licensee;

(c)                                              these rights with respect to any Quarter or any Financial Year shall terminate twelve (12) months after the end of such Quarter or Financial Year;

(d)                                             if, after consultation with the parties, such accounting firm concludes that there was an overpayment or underpayment, the Licensee shall pay the additional royalties due to VEL or VEL shall return to the Licensee any excess royalties paid, as the case may be, and in each case together with interest thereon, within thirty (30) days after the accounting firm’s written report is delivered to both VEL and the Licensee. The fees and disbursements charged by such accounting firm shall be paid by VEL unless the accounting firm concludes that there has been an underpayment by more than five percent (5%) of the royalties due, in which case the Licensee shall pay its reasonable fees and disbursements. Neither VEL nor the Licensee shall consult with such accounting firm in person or orally unless the other parties are given reasonable advance notice of and the opportunity to participate in such consultation; all communications made in writing shall be copied to the other party who may respond to the accounting firm in question with a copy to the other parties; and

(e)                                              the decision of the accounting firm, acting as expert and not as arbitrator, shall be final and binding upon the parties (save in the case of fraud or a material error), and not subject to dispute resolution procedures under clause 14.6 or otherwise. Should either party fail to comply with the decision, the cost of any proceedings brought to enforce same shall be at the sole expense of the non-complying party, who shall reimburse the complying party for its reasonable attorneys’ fees and reasonable disbursements.

4.13                           VEL and the Licensee shall treat all information subject to review under this clause 4 in accordance with the confidentiality provisions of this Deed.

4.14                           The Licensee agrees to provide, at the reasonable request of VEL, a monthly revenue report with sufficient information for the purposes of determining the royalties due and payable under this Deed (as generally distributed within the Virgin Media Group to senior management).

5.                                      CONDITIONS OF USE

5.1                                 The Licensee acknowledges that the value and reputation of the Marks is such that they denote high quality status and agrees to and shall procure that relevant members of the Virgin Media Group shall:

(a)                                              use all reasonable endeavours to apply the Marks to goods and services of a style, appearance and quality so as to maintain the value and reputation of the Marks;

(b)                                             subject to clause 5.2, use the Marks in accordance with the TM Guidelines; and

(c)                                              use all reasonable endeavours to apply the Marks to goods and services of a standard consistent with good industry practice and standards.

5.2                                 The Licensee shall not be obliged to consult VEL as to its manner of use of the Marks where such use is in accordance with the TM Guidelines.  However, the Licensee may submit designs and/or proposed advertising, marketing or promotional materials using the Marks to VEL for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Where VEL has not sent (by courier, post, email or facsimile) to the Licensee at its then usual business or email address a written response in relation to the designs and/or materials submitted by the Licensee within five Business Days (or such other period as may be agreed between the parties) of receipt of such designs and/or materials, VEL shall be deemed to have approved the designs and/or materials for the purposes of this clause.

5.3                                 In the event that either party wishes to create any logo incorporating the Marks specific to the Licensee, then the parties shall work together to create such logo, provided that the Licensee agrees that VEL shall have the right of final design approval of such logo in respect of matters such as brand consistency.

5.4                                 The Licensee shall use all reasonable endeavours to comply with the following conditions of use:

(a)                                              where reasonably practicable, and upon request from VEL, the Licensee shall display and shall procure that the relevant members of the Virgin Media Group shall display a statement in the following terms:

“Virgin” and the Virgin Signature logo are registered trade marks of Virgin Enterprises Limited and are used under licence.”;

(b)                                             the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices to form a new or composite mark (except as specified in this Deed) without the prior written consent of VEL, such consent not to be unreasonably withheld, conditioned or delayed;

(c)                                              the exercise of the rights granted by this Deed to the members of the Virgin Media Group shall comply in all material respects with all applicable laws and regulations in force within the Territory save to the extent that such compliance is made impractical by the action or inaction of VEL;

(d)                                             the Licensee shall and shall procure that relevant members of the Virgin Media Group shall obtain and comply in all material respects with all necessary consents, licences and authorisations required in connection with the provision of the Licensed Activities within the Territory save to the extent that such compliance is made impractical by the action or inaction of VEL; and

(e)                                              the Marks shall not be used in any manner which, knowingly, wilfully or recklessly, would bring them into disrepute or otherwise materially damage the goodwill or reputation of the Marks or materially damage VEL’s right in and to the Marks.

5.5                                 During the Term the Licensee shall not use, and shall procure that no relevant members of the Virgin Media Group use, without VEL’s prior consent (such consent not to be unreasonably conditioned, withheld or delayed):

(a)                                              any marks which are confusingly similar to but not identical with the Marks in relation to the Licensed Activities; or

(b)                                             the Marks or any marks which are confusingly similar to but not identical with the Marks in relation to any activities other than the Licensed Activities.

5.6                                 In order to ensure that any relevant member of the Virgin Media Group is complying with the obligations under this Deed, the Licensee shall, and shall procure that relevant members of the Virgin Media Group shall, on reasonable written request from VEL:

(a)                                              provide reasonable quantities of free samples of any materials (including all advertising, marketing and promotional materials) bearing the Marks used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution;

(b)                                             provide VEL as soon as practicable with full particulars of proposed advertising campaigns bearing the Marks used in connection with the Licensed Activities;

(c)                                              promptly provide VEL on an aggregate basis with sufficient details of all material complaints made by customers, distributors, retailers and/or members of the public (but shall not be obliged to supply personal data or identify complainants where to do so would be in breach of the Data Protection Act 1998) relating to the Licensed Activities conducted under the Marks together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(d)                                             provide VEL with details of any material claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the relevant member of the Virgin Media Group concerning the Licensed Activities carried out using the Marks. This clause shall not require any member of the Virgin Media Group to waive or jeopardise its rights to any privilege in relation to such proceedings, investigations or enquiries;

(e)                                              meet with VEL once in each calendar year in order to review the exercise of the rights granted by this Deed to the members of the Virgin Media Group;

(f)                                                where VEL has reasonable grounds to believe that any member of the Virgin Media Group is not complying with this Deed, VEL (or its nominated representatives) may upon reasonable notice in writing during business hours, enter the premises of any member of the Virgin Media Group at which the Licensed Activities are carried out, or the Marks are otherwise used and have access to all documents which may be reasonably requested to assess whether the relevant member of the Virgin Media Group is complying with the obligations under the terms of this Deed provided that:

(i)                                                                         VEL shall use its reasonable endeavours to ensure that it shall cause as a little disruption as possible whilst on such premises;

(ii)                                                                      VEL acknowledges that it or its nominated representative shall be under the supervision of the relevant member of the Virgin Media Group whilst at the premises; and

(iii)                                                                   VEL shall not interfere in any way with the computer systems of any member of the Virgin Media Group but where access to any computer systems is reasonably necessary for VEL’s inspection under this clause, such access shall be carried out by a representative of the Virgin Media Group to the reasonable direction of VEL or its nominated representative, subject to compliance with the Data Protection Act 1998;

(g)                                             provide VEL with the reports referred to in Schedule 3 and, to the extent only any such materials are actually produced by or on behalf of the

Licensee, copies of customer service scripting, copies of pro-forma letters sent to customers and any brand tracking studies/reports undertaken by or on behalf of the Virgin Media Group.

VEL acknowledges and agrees that the Licensee shall be deemed to have complied with the provisions of clause 5.6(a) and 5.6(b) if the information and materials requested under such provisions is provided to or made available to the Chief Marketing Officer.

5.7                                 If at any time the Licensee or any member of the Virgin Media Group fails to comply in any material respect with the conditions of use or standards of quality and presentation set out in this clause 5 (other than with respect to Service Levels), VEL may direct the Licensee or such member of the Virgin Media Group, in writing, to take such reasonable steps as may be necessary to ensure compliance with this clause 5 and the Licensee shall procure that the relevant member of the Virgin Media Group shall, within twenty five (25) days or any such period as the parties may agree, correct any such non-compliance.  In relation to the TM Guidelines this may include the withdrawal of non-complying advertising, marketing or promotional materials where reasonably practicable.

5.8                                 The parties shall comply with the obligations set out in Schedule 3 with respect of the Service Levels.

5.9                                 The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall cooperate in Virgin Group activities and initiatives, including charitable initiatives associated with Virgin Unite, procurement initiatives, marketing forums, promotions of the virgin.com website, provided that the Virgin Media Group shall not be required to participate in any activity or initiative where it considers in its absolute discretion that such participation may be detrimental to the Virgin Media Group or its business, operations or other activities.  Where any Virgin Company requests its products or services be accessible through the Business Communications Services provided by the Virgin Media Group and/or be included as part of the Partner Services, then the Licensee shall consider in all good faith such requests on terms that are no less favourable than those offered to any other third party where such request does not unreasonably impact on its business. VEL shall use all reasonable efforts to facilitate activities and initiatives proposed by the Licensee in conjunction with any Virgin Company and on terms no less favourable than those offered to any other third party.

5.10                           VEL shall provide reasonable support and guidance to the members of the Virgin Media Group engaged in the Licensed Activities, as may be requested from time to time, in relation to the members of the Virgin Media Group’s use and/or proposed use of the Marks.

5.11                           VEL shall use all reasonable efforts to ensure that the members of the Virgin Media Group are treated no less favourably than other Virgin Companies.

6.                                      TRADE MARK PROTECTION

6.1                                 The Licensee acknowledges VEL’s right, title and interest in the Marks (subject to this Deed) and undertakes not to do and shall procure that the members of the Virgin Media Group shall not do any act which would jeopardise or invalidate the registration of the Marks nor to do any act which could give rise to any application to remove the Marks or which would otherwise prejudice in a material way VEL’s right, title and interest in the Marks.

6.2                                 The Licensee and VEL each undertake that they shall, and the Licensee shall procure that relevant members of the Virgin Media Group shall, at the other’s request and at their own expense, execute or procure the execution of any document which may be necessary to allow recordal of the rights granted to the members of the Virgin Media Group by this Deed and the corresponding cancellation of such recordal on the expiry or termination of this Deed, for whatever reason.

6.3                                 The Licensee shall not and shall procure that no member of the Virgin Media Group shall seek any registration of any trade mark, copyright, domain name (in relation to domain names only, either itself or on behalf of any third party) or analogous right which is identical with or confusingly similar to any of the Marks or which otherwise incorporates the “Virgin” name. VEL agrees, at the Licensee’s cost, to register any additional and available domain names comprising a new and relevant domain name suffix relating to the Licensed Activities and containing the Names as are reasonably requested by the Licensee, and all such domain names shall, when registered, automatically be deemed “Domain Names” for the purposes of this Deed. The Licensee shall be responsible for administering sub-domains for which no registration in required and applying for and maintaining SSL licences (e.g. certificates for secure websites) in the name of VEL, for which purpose VEL consents to the use of its name on such applications and registrations and agrees to provide its reasonable assistance (including, without limitation, information) as the Licensee may from time to time require for these purposes.

6.4                                 VEL shall take all reasonable steps to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities and shall accordingly make all such formal trade mark applications in its own name as are, in its reasonable opinion, necessary (at its cost).

6.5                                 VEL shall:

(a)                                              use all reasonable endeavours to prosecute any pending applications for the Marks to registration as soon as reasonably practicable hereafter which shall include seeking in good faith to overcome all oppositions and objections;

(b)                                             ensure that the registrations of such of the Marks as are registered are renewed as and when they fall due for renewal;

(c)                                              upon the written reasonable request, and at the expense of the Licensee, apply and prosecute further trade mark registrations in the Territory which feature the Marks in the form of the Names, following which such applications and registrations shall be added to Schedule 1.  The Licensee shall have the right to review and provide comment on any such pending applications, and VEL shall, in good faith, consider such comments; and

(d)                                             maintain and protect the goodwill and reputation of the Marks, provided that VEL shall not be in breach of this clause 6.5(d) to the extent that diminution of the goodwill and reputation of the Marks is caused by a breach of this Deed by the Licensee or a member of the Virgin Media Group.

6.6                                 Other than those additional trade marks and additional domain names requested by the

Licensee in accordance with clauses 6.3 and 6.5(c), the costs of filing, pursuing and renewing other formal trade mark applications and other any registrations in the Territory for any of the Marks and the Domain Names under clause 6 which relate in whole or in part to the Licensed Activities shall be paid in full and in a timely manner by VEL.

6.7                                 The Licensee shall and shall procure that relevant members of the Virgin Media Group shall, at the reasonable request and expense of VEL, provide reasonable assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks as VEL may from time to time in its reasonable discretion determine necessary including providing details of sales figures, Business Customer numbers, marketing spend, launch dates and dates of first use of the Marks by the members of the Virgin Media Group.

6.8                                 Without prejudice to the rights of the members of the Virgin Media Group under this Deed, the Licensee shall and shall procure that relevant members of the Virgin Media Group shall immediately stop using, or as VEL may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities, on receipt of written notice from VEL that such use infringes or is reasonably likely to infringe the Intellectual Property Rights of a third party (other than any Virgin Company) provided always that:

(a)                                              VEL gives the Licensee full details of the alleged infringement, together with a written opinion from competent external and independent legal counsel specialising in intellectual property law to the effect that such use constitutes, or is reasonably likely to constitute, an infringement of the Intellectual Property Rights of a third party; and

(b)                                             VEL shall permit the relevant members of the Virgin Media Group to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the members of the Virgin Media Group is permitted or would no longer amount to an infringement of such third party’s Intellectual Property Rights, provided that nothing in this clause 6.8 shall prevent the members of the Virgin Media Group from exercising any rights they may have against VEL.

6.9                                 The Licensee shall not be required to make any Royalty payments in relation to those Licensed Activities in respect of which it is unable to use the Marks for any period during which such use of the Marks by any member of the Virgin Media Group is suspended under clause 6.8.

7.                                      DEALINGS

7.1                                 Save as otherwise specified in this Deed, the rights granted under this Deed are personal to the Licensee and the other members of the Virgin Media Group and they shall not delegate, assign, sub-license or sub-contract any of those rights (except by way of mortgage, charge or security, and only until such time as that funding shall be repaid notice of which shall be given to VEL) to any third party without the prior written consent of VEL (such consent not to be unreasonably withheld or delayed, except in respect of an assignment to a third party where VEL may give or withhold consent in its absolute discretion) provided that:

(a)                                              the Licensee may assign all of its rights and obligations under this Deed to a solvent member of the Virgin Media Group as part of a reorganisation of the Virgin Media Group without the prior written consent of VEL provided that:

(i)                                                                         notice of any such assignment and details of the assignee shall be provided to VEL by the Licensee and the assignee is thereafter deemed to be the Licensee for the purposes of this Deed;

(ii)                                                                      the Licensee shall procure that, in the event of such assignee ceasing to be a solvent member of the Virgin Media Group, any such rights and/or obligations assigned shall revert automatically back to the Licensee or such other member of the Virgin Media Group as the Licensee shall direct;

(iii)                                                                   this Deed shall be binding on any successors or permitted assignee of the Licensee and the Licensee shall and shall procure that any such successor or permitted assignee of the Licensee is notified of the terms of this Deed; and

(iv)                                                                  such assignee is resident in the U.K. for tax purposes;

(b)                                             the Licensee shall be entitled to authorise third parties to use the Marks in relation to the services they provide to the members of the Virgin Media Group engaged in the Licensed Activities or in connection with the promotion or sale of the Virgin Media Group’s products and services (a “Permitted Third Party”), provided that:

(i)                                                                         such third parties agree in writing to be bound by terms relating to use of the Marks no less onerous than under this Deed;

(ii)                                                                      such parties shall only be permitted to use the Marks in accordance with honest commercial practices and in a way which does not take unfair advantage of the Marks and which is not misleading and could not reasonably be considered to result in customer confusion;

(iii)                                                                   for the avoidance of doubt, any authorisation granted pursuant to this clause 7.1(b) shall terminate immediately on termination of this Deed;

(c)                                              the Licensee shall be permitted to grant to Business Customers a non-transferable right (without the right to sub-license) to use their Permitted Email Address and Permitted Webspace Address and to reproduce the same upon materials for the purpose of providing the Permitted Email Address and Permitted Webspace Address to third parties;

(d)                                             any rights granted to or enjoyed by a member of the Virgin Media Group shall automatically cease subject to clauses 9.10, 9.12, 9.14 and 9.15 on that member ceasing to be part of the Virgin Media Group; and

(e)                                              any act or omission on the part of any member of the Virgin Media Group or any third party authorised to use the Marks under this Deed which would constitute a breach of any term or condition of this Deed shall constitute a breach of that term or condition by the Licensee provided that this shall be without prejudice to VEL’s rights to take direct action as against that member or third party.

7.2                                 In the event of any assignment by the Licensee in accordance with clause 7.1, the Licensee shall execute and procure the execution by the assignee of a novation agreement with VEL (and VEL agrees to execute such novation agreement) so as to give effect to the transfer and to bind the assignee to all provisions to this Deed.

7.3                                 Save as otherwise specified in this Deed, the rights granted under this Deed are personal to VEL and VEL shall not delegate, assign, sub-license or sub-contract any of those rights including its rights under the Marks (except by way of mortgage, charge or security, and only until such time as that funding shall be repaid notice of which shall be given to the Licensee) to any third party without the prior written consent of the Licensee (such consent not to be unreasonably withheld, conditioned or delayed), provided that VEL may assign all of its rights and obligations under this Deed including its rights under the Marks to a solvent member of the Virgin Group as part of a reorganisation of the Virgin Group without the prior written consent of the Licensee, provided that:

(a)                                              notice of any such assignment and details of the assignee shall be provided to the Licensee by VEL and the assignee is thereafter deemed to be the Licensor for the purposes of this Deed;

(b)                                             VEL procures that the assignment of the relevant marks is subject to the Licensee’s rights under this Deed;

(c)                                              VEL shall procure that the assignee shall take subject to the Licensee’s rights under this Deed in relation to those marks;

(d)                                             VEL shall procure the execution by the assignee of a novation agreement with the Licensee (and the Licensee agrees to execute such novation agreement) so as to give effect to the transfer and bind the assignee to all provisions to this Deed; and

(e)                                              such assignee is resident in the United Kingdom for tax purposes.

7.4                                 This Deed shall be binding on any successors or permitted assignee of the Licensee and the Licensee shall procure that any such successor or permitted assignee of the Licensee is notified of the terms of this Deed. This Deed shall be binding on any successors or permitted assignee of VEL and VEL shall procure that any such successor or permitted assignee of VEL is notified of the terms of this Deed.

7.5                                 In the event that VEL:

(a)                                              chooses not to renew any one or all of the trade mark registrations for the Names VEL agrees to notify the Licensee and, at the Licensee’s request, VEL agrees that in consideration for one hundred pounds (£100), all title to those Names it has chosen not to renew and the goodwill associated with such marks in the Territory shall be assigned to the Licensee.  This obligation to assign shall not apply in respect of any Community Trade Marks which VEL shall, at the Licensee’s request and cost, either convert to a series of national marks and in respect of any such national conversions in the Territory, assign those solely relating to the Territory to the Licensee or cancel them in which event VEL confirms that the Licensee shall be entitled to register a national mark in the form of any such Community Trade Mark; or

(b)                                             irremediably fails (with no prospect of mitigating or resolving such failure) to renew any of the trade mark registrations for the Names VEL acknowledges that it shall not object to the Licensee seeking to re-file such marks.  VEL agrees to notify the Licensee of any such failure to renew as soon as it discovers such failure and the Licensee agrees to notify VEL should it become aware of any impending or missed deadline for renewal.

7.6                                 For the purposes of clause 7.5(a) and 7.5(b), VEL hereby irrevocably appoints any of the officers and directors of the Licensee from time to time to be its true and lawful attorney (each an “Attorney”) with the full power and authority of VEL in its name to execute on VEL’s behalf in whatever manner required any document or thing lawfully necessary in such form as the Attorney in his absolute discretion may reasonably deem necessary or desirable to give effect to the assignment referred to in clause 7.5(a) and any refiling pursuant to clause 7.5(b) and/or any documents required to facilitate any such refiling and its prosecution to grant and VEL undertakes to ratify whatever the Attorney may do in its name or on its behalf in exercising such powers.

8.                                      INDEMNITY, WARRANTIES AND LIMITATIONS OF LIABILITY

Warranties

8.1                                 VEL warrants to the Licensee that:

(a)                                              it is a limited company duly organised, existing and in good standing under the laws of England and resident in the United Kingdom for tax purposes and is beneficially entitled to the Royalties paid pursuant to clause 4.1 of this Deed;

(b)                                             it is either (as applicable) the owner or registered proprietor of, or applicant for registration of the Marks and the Domain Names, and that it has the right to grant the rights granted to the members of the Virgin Media Group under this Deed and it has not granted and will not grant those or any conflicting rights to any other person in the Territory during the Term;

(c)                                              at the date of this Deed it has paid all current renewal fees necessary to ensure the continued registration of the Marks and the Domain Names where applicable and that it, or any third party acting on its behalf in such matters, has a secure system in place prompting payment of all renewals in a timely manner before they become due and shall pay all renewal fees as they become due (subject to clause 7.5);

(d)                                             it is not aware of any other rights whose grant under this Deed would be necessary to enable the members of the Virgin Media Group to carry on the Licensed Activities under the Marks;

(e)                                              it will not itself exercise, and it has not appointed, authorised or allowed and it will not appoint, authorise or allow anyone else to exercise, any rights which are inconsistent with the rights granted hereunder;

(f)                                                it is not aware of any actual, proposed or threatened claims, litigation or challenges as to its ownership of the Marks or the Domain Names or claims of Intellectual Property Rights infringement by third parties in relation to the use of the rights licensed hereunder;

(g)                                             as far as it is aware, use of the Marks and the Domain Names by members of the Virgin Media Group in accordance with the terms of this Deed will not infringe the Intellectual Property Rights of any third party; and

(h)                                             VEL owns all such goodwill as exists in the Marks.

Indemnity and limitations and exclusions of liability

8.2                                 The provisions of the remainder of this clause 8 set out each party’s entire liability (including any liability for the acts and omissions of its employees or agents) to the other party in respect of:

(a)                                              any breach of its contractual obligations arising under this Deed; and

(b)                                             any representation, statement or tortious act or omission including negligence arising under or in connection with this Deed.

8.3                                 Any act or omission of a party falling within clause 8.2 shall for the purposes of this clause 8 be known as an “Event of Default”.

8.4                                 Neither party excludes or limits liability to the other party for fraud or for death or personal injury due to its own negligence or its employees’ or agents’ negligence whilst acting in the course of their employment, or any breach of any obligations implied by Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982.

8.5                                 Subject to clause 8.4, in respect of any claim arising in respect of an Event of Default only (but not, for the avoidance of doubt, in respect of any Intellectual Property Rights claim pursuant to clause 8.6), neither party shall be liable to the other in respect of any Event of Default for:

(a)                                              any loss or damage suffered by the other as a result of a claim or action brought by a third party (except to the extent that such party is entitled to recover in respect of such a claim or action under any express term of this Deed); or

(b)                                             any special, indirect or consequential loss or damage, even if such loss or damage was reasonably foreseeable or such party had been advised of the possibility of the other party incurring the same.

8.6                                 Subject to clause 8.7, VEL agrees to indemnify and hold harmless the Licensee from and against all costs (including the costs of enforcement, reasonable legal costs, fees and expenses and value added tax), liabilities, injuries, direct, special, indirect and consequential loss and expenses, actions, proceedings, claims, demands and damages arising directly or indirectly from a claim or threatened claim by a third party against the Licensee that any exercise of the Intellectual Property Rights licensed to it under this Deed infringes the Intellectual Property Rights of any third party. The benefit of this indemnity shall, for the avoidance of doubt, extend to claims made against the Virgin Media Group by any other Virgin Company conducting similar activities outside the Territory in respect of the provision by the Virgin Media Group of the

Licensed Activities in accordance with this Deed.

8.7                                 Subject to clause 8.4, the maximum liability of each party during the Term, in aggregate, in respect of:

(a)                                              any and all Events of Default; and/or

(b)                                             any and all claims pursuant to clause 8.6 where they arise in respect of use by the Virgin Media Group of the non-”Virgin” part of the Names and where such claims relate primarily to the non-”Virgin” part of the Names (and not primarily to the use of the Virgin Marks or the name “Virgin” in association or conjunction with the non-”Virgin” part of the Names), shall be limited to a sum not exceeding two hundred million pounds sterling (£200,000,000), save that any claim for indemnification pursuant to clause 8.6 in respect of use by the Virgin Media Group of the Virgin Marks and/or where the claim relates primarily to the use of the Virgin Marks or the name “Virgin” in association or conjunction with the non-”Virgin” part of the Names and/or any other Intellectual Property Rights licensed under this Deed shall be unlimited.

8.8                                 The monetary limits of liability set out in clause 8.7 shall be subject to a 1% increase on each anniversary of the Commencement Date.

8.9                                 A failure by either party to perform its obligations under this Deed shall not be treated as an Event of Default if and to the extent such failure was caused wholly or mainly by the other party’s failure to perform any of its obligations under this Deed.

8.10                           Nothing in this clause shall confer any right or remedy upon a party to which it would not otherwise be legally entitled.

8.11                           The parties expressly agree that should any limitation or exclusion in this clause 8 be held to be invalid or void under any applicable statute or rule of law it shall, to that extent, be deemed omitted, but if any party thereby becomes liable for loss or damage which would otherwise have been excluded, such liability shall remain subject to the other limitations and provisions set out herein.

8.12                           The provisions of this clause shall continue to apply notwithstanding the termination or expiry of this Deed for any reason whatsoever.

8.13                           Save for those expressly set out in this Deed, all warranties, terms, conditions, undertakings and obligations, whether express or implied, by statute, common law, trade usage, course of dealing or otherwise are excluded to the maximum extent legally possible.

8.14                           The parties acknowledge that neither party shall be liable to the other in respect of any costs (including the costs of enforcement, reasonable legal costs, fees and expenses and value added tax), liabilities, injuries, direct, special, indirect and consequential loss and expenses, actions, proceedings, claims, demands and damages (together defined as “Losses”) arising pursuant to the Deed to the extent that such Losses are recoverable from such other party under the Virgin Media Consumer Licence.

9.                                      TERMINATION AND EFFECTS OF TERMINATION

9.1                                 The Deed shall commence on the Commencement Date and shall continue for the

Term unless terminated earlier in accordance with the terms of this Deed. This Deed (and any authorisations granted by the Licensee to third parties pursuant to clause 7.1(b)) shall expire automatically without need for further notice on expiration of the Term. The Licensee shall be entitled to renew this Deed following the Term on reasonable commercial terms in accordance with sub-clauses 9.1(a) to 9.1(c) of this clause 9.1.  If the Licensee wishes to renew this Deed:

(a)                                              it shall give notice in writing at least twelve (12) months prior to the expiry date of its intention to renew;

(b)                                             the parties shall commence negotiation of the terms for the renewed agreement within three (3) months of such notice and shall devote such resource as is required to ensure that the negotiation is completed at least six (6) months prior to the original expiry date (provided that if the negotiations have not been completed prior to expiry of the Term this Deed will terminate automatically); and

(c)                                              the parties shall act reasonably and in good faith in the conduct of such negotiation.

9.2                                 In the event that VEL has reasonable and bona fide grounds to believe that the use of the Marks under this Deed by any member of the Virgin Media Group (including the Licensee) has been or is reasonably likely to result in a long-term and material diminution in the value of the Marks including the reputation or goodwill in the Marks, then:

(a)                                              VEL shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(b)                                             the parties shall agree a plan to resolve the issues raised during a period of thirty (30) days (“Resolution Plan”) following the written notice referred to in clause 9.2(a) above;

(c)                                              if the parties fail to agree such a Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a Resolution Plan with the original thirty (30) day period.  In the event of any failure to resolve such issues and/or agree a Resolution Plan within the original thirty (30) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(d)                                             if the Resolution Plan is agreed under clauses 9.2(b) or 9.2(c), then immediately on agreement thereof, each party shall implement any duties, actions or responsibilities allocated to it in such Resolution Plan in order to resolve the dispute in good faith, such Resolution Plan to be implemented within a further period of ninety (90) days from agreement of the Resolution Plan or such other period as may be agreed in the Resolution Plan;

(e)                                              if the Virgin Media Group complies with its obligations under the Resolution Plan, then no further action will be taken by VEL in respect of that particular breach. In the event that the Resolution Plan fails to substantially remedy the breach or alleged breach, or there is a new breach, then the procedure in this clause 9.2 shall be repeated; and

(f)                                                if the Virgin Media Group fails to comply with its obligations under the Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of VEL) and the use or lack of use of the Marks by any member of the Virgin Media Group in the reasonable view of VEL remains materially damaging on a long term basis to the Marks or VEL (or is still likely to be), or the dispute resolution process under clause 14.6 has been unsuccessful,  then VEL shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice (provided that any damage shall cease immediately). If the Virgin Media Group in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.3                                 In the event that any member of the Virgin Media Group commits persistent and material breaches or a flagrant and material breach of any term or condition of this Deed then:

(a)                                              VEL shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(b)                                             the parties shall agree a plan to resolve the issues raised during a period of sixty (60) days (“Contract Resolution Plan”) following the written notice referred to in clause 9.3(a) above;

(c)                                              if the parties fail to agree such a Contract Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a Contract Resolution Plan within the original sixty (60) day period.  In the event of any failure to resolve such issues and/or agree a Contract Resolution Plan within the original sixty (60) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(d)                                             if the Contract Resolution Plan is agreed under clauses 9.3(b) or 9.3(c), thereafter each party shall implement any duties, actions or responsibilities allocated to it in such Contract Resolution Plan in order to resolve the dispute in good faith, such Contract Resolution Plan to be implemented within a further period of one hundred and eighty (180) days from agreement of the Contract Resolution Plan or such other period as may be agreed in the Contract Resolution Plan;

(e)                                              if the Virgin Media Group complies with its obligations under the Contract Resolution Plan, then no further action will be taken by VEL in respect of that particular breach or alleged breach.  In the event that the Contract Resolution Plan substantially fails to remedy the breach or alleged breach, or there is a new breach, then the procedure in this clause 9.3 shall be repeated; and

(f)                                                if the Virgin Media Group fails to comply with its obligations under the Contract Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of VEL) and the breach remains a material breach, on a long term basis, in the reasonable view of VEL  or the dispute resolution process under clause 14.6 has been unsuccessful, then VEL shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice (provided that any such material breach shall cease immediately). If the Virgin Media Group in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a Contract Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.4                                 VEL shall have the right, by giving one hundred and eighty (180) days notice in writing to the Licensee and/or any relevant party or parties, to terminate this Deed if:

(a)                                              the Licensee or any relevant party suffers an Insolvency Event;

(b)                                             the Licensee or any relevant party challenges the validity of or the entitlement of VEL to use or license the use of any of the Marks (other than where such use or licence is in breach of the rights and licences granted to the Licensee under this Deed), except that action by the Licensee under clauses 6 and 8 shall not be treated as any such challenge; and

(c)                                              the Licensee or any relevant party ceases or threatens to cease to use the Marks and/or carry on the whole or any material part of the Licensed Activities.

9.5                                 The Licensee shall notify VEL if:

(a)                                              there is a disposal of all, or substantially all, of the assets owned by members of the Virgin Media Group and which are used in connection with the provision of the Business Communications Services (the “Assets”); or

(b)                                             there is a change of Control of the Licensee, or any Holding Company of the Licensee (except for Virgin Media Inc.) other than as part of a group re-organisation or where the shareholders of the Licensee or Holding Company of the Licensee following a re-organisation remain substantially the same, where, within thirty (30) days of such notification, either party shall have the right by giving one hundred and eighty (180) days notice in writing to the other to terminate this Deed.

9.6                                 VEL shall notify the Licensee if there is a change of Control of VEL, or any Holding Company of VEL other than as part of a group re-organisation or where the shareholders of VEL or Holding Company of VEL following a re-organisation remain substantially the same.  If any member of the board of directors of the ultimate Holding Company of the company acquiring such Control of VEL, or the acquirer itself, is not a Fit and Proper Person then, within thirty (30) days of such notification, the Licensee shall notify VEL of such fact and its intention to exercise its right to terminate this Deed under this clause 9.6 unless VEL procures the removal of such director.  VEL shall have a further thirty (30) days to procure the removal of such director.  In the event that VEL fails to procure such removal, then the Licensee shall have the right by giving one hundred and eighty (180) days notice in writing to VEL to terminate this Deed.

9.7                                 The Licensee shall have the right to terminate this Deed at any time:

(a)                                              by giving twelve (12) months’ notice in writing to VEL; or

(b)                                             by giving one hundred and eighty (180) days’ notice in writing to VEL if VEL suffers an Insolvency Event or ceases to trade or carry on business.

9.8                                 In the event that:

(a)                                              in each case in respect of the Licensed Activities, the value and reputation of the Marks materially diminishes such that they no longer denote high quality status, have become generic, have lost their distinctiveness or no longer represent the Virgin brand values and/or continued use by the Licensee and/or any member of the Virgin Media Group has been or is likely to be damaging to the goodwill or reputation of such member of the Virgin Media Group on a long term basis (other than as a result of any breach of this Deed by the Licensee or any member of the Virgin Media Group or any third party authorised to use the Marks by or on behalf of the Licensee). (For the avoidance of doubt the parties agree that the diminution in value, loss of high quality status, distinctiveness or change of brand value may be caused by or attributable to the act or omission of any Virgin Company or any representative thereof or spokesperson therefor); or

(b)                                             VEL directs the Licensee to stop using or materially modify the use of the Marks in relation to a material part of the Licensed Activities under clause 6.8 and such direction has significant impact on the Licensee’s business or part thereof or if the Licensee is otherwise prevented by law or by order of a court of competent jurisdiction from exercising a material part of the rights granted to it under this Deed for the remainder of the Term; or

(c)                                              VEL commits a persistent and material or flagrant and material breach of any term or condition of this Deed,

then:

(i)                                                                         the Licensee shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(ii)                                                                      the parties shall agree a plan to resolve the issues raised during a period of sixty (60) days (“VEL Resolution Plan”) following the written notice referred to in clause 9.8(c)(i) above;

(iii)                                                                   if the parties fail to agree such a VEL Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a VEL Resolution Plan within the original sixty (60) day period.  In the event of any failure to resolve such issues and/or agree a VEL Resolution Plan within the original sixty (60) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(iv)                                                                  if the VEL Resolution Plan is agreed under clause 9.8(c)(ii) or

9.8(c)(iii), thereafter each party shall implement any duties, actions or responsibilities allocated to it in such VEL Resolution Plan in order to resolve the dispute in good faith, such VEL Resolution Plan to be implemented within a further period of one hundred and twenty (120) days from agreement of the VEL Resolution Plan or such other period as may be agreed in the Resolution Plan;

(v)                                                                     if VEL complies with its obligations under the VEL Resolution Plan, then no further action will be taken by the Licensee, in the event that the VEL Resolution Plan substantially fails to remedy the issue then the procedure in this clause 9.8 shall be repeated; and

(vi)                                                                  if VEL fails to comply with its obligations under the VEL Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of the Licensee), and the breach, or alleged breach, remains unrectified in the reasonable view of Virgin Media Group, or the dispute resolution process under clause 14.6 has been unsuccessful, then the Licensee shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice. If VEL in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a VEL Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.9                                 If this Deed is:

(a)                                              terminated by the Licensee pursuant to clauses 9.5, 9.7(a) or 9.16; or

(b)                                             terminated by VEL pursuant to clauses 9.5 or 9.16,

and any such termination takes effect at any time during the Minimum Term, the Licensee shall pay VEL an amount calculated as follows:

B x { t=1∑t=A  [1  /  ( 1 + i ) t ] }

where

A = the number of Quarters between the date of termination of this Deed and the expiry of the Minimum Term rounded to the nearest whole number;

B = the average of the royalty payments made by the Licensee in respect of the four full Quarters which immediately preceded the date of termination;

i = quarterly effective interest rate calculated as follows:

i = { [ [ (r – g) / (1 + g) ] +1 ] ^ 0.25 } -1;

g = 2%;

r = the weighted average cost of capital (“WACC”) for the Virgin Media Group to be agreed at the relevant time of change of control and, in the absence of agreement between the parties, to be determined by a jointly appointed independent investment bank of international repute.

A worked example of this formula is set out, for illustrative purposes only, in the Virgin Media Consumer Licence.

9.10                           Subject to clause 9.11, upon expiration of the Term or earlier termination of this Deed for any reason, the Licensee, and any relevant party or parties, shall have a period of no more than one hundred and eighty (180) days thereafter; to:

(a)                                              cease all use of the Marks provided that the Licensee, and any relevant party or parties, shall immediately cease to use the Marks to acquire any new customers other than as part of an orderly winding down of the use of the Marks in accordance with this clause 9.10;

(b)                                             remove from any establishment or place (including the internet and any websites) all representations of the Marks including all signs or display material bearing the Marks where it is reasonably practicable or financially proportionate to remove such representations;

(c)                                              deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials in its possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction, provided that the Licensee shall be entitled to sell and/or distribute to existing Business Customers only any existing products and/or materials produced in relation to the Licensed Activities during the one hundred and eighty (180) period following termination or expiry; notwithstanding the foregoing, the Licensee shall have the absolute right to re-brand or otherwise remove, delete or cover up the Marks on any products or materials and to sell, distribute and market such products or materials so long as the Marks are not displayed on such products or materials and it is obvious that the Marks were previously displayed on such products or materials; and

(d)                                             change its name to a name that does not incorporate the Marks or any part thereof or anything colourably similar thereto or starting with “V” (including a name consisting of “V” by itself) and cease to use the name “Virgin” as a business or trading name or part thereof, provided that in relation to any early termination under clauses 9.2(f) or 9.3(f), any damaging use of the Marks or any material breach of this Deed giving rise to such termination shall cease immediately upon termination.

9.11                           If this Deed is:

(a)                                              terminated by the Licensee pursuant to clauses 9.5, 9.7(a) or 9.16; or

(b)                                             terminated by VEL pursuant to clauses 9.5 or 9.16,

the rights granted in clause 9.10 shall be subject to the continued payment of royalties by the Licensee in accordance with clause 4 for as long as any such rights are used.  In all other circumstances, the rights granted in clause 9.10 shall be royalty free.

9.12         Upon a member of the Virgin Media Group ceasing to be a member of the Virgin Media Group in circumstances where this Deed otherwise continues, the departed member shall have a period of ninety (90) days thereafter (on a royalty free basis) to:

(a)                                              cease all use of the Marks provided that the departed member shall immediately cease to use the Marks to acquire any new customers other than as part of an orderly winding down of the use of the Marks in accordance with this clause 9.12;

(b)                                             remove from any establishment or place (including the internet and any websites) owned by such departed member all representations of the Marks including all signs or display material bearing the Marks where it is reasonably practicable or financially proportionate to remove such representations;

(c)                                              deliver (at such departed member’s expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials in such departing member’s possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction, provided that the departed member shall be entitled to sell and/or distribute to existing Business Customers only any existing products and/or materials produced in relation to the Licensed Activities during the ninety (90) day period following departure from the Virgin Media Group; notwithstanding the foregoing, the departed member shall have the absolute right to re-brand or otherwise remove, delete or cover up the Marks on any products or materials and to sell, distribute and market such products or materials so long as the Marks are not displayed on such products or materials and it is obvious that the Marks were previously displayed on such products or materials;

(d)                                             change its name to a name that does not incorporate the Marks or any part thereof or anything colourably similar thereto or starting with “V” (including a name consisting of “V” by itself) and cease to use the name “Virgin” as a business or trading name or part thereof.

9.13         For the avoidance of doubt, notwithstanding the time limits set out in clauses 9.2, 9.3 and 9.8, the parties shall be under an obligation to remedy any breach as soon as reasonably practicable.

9.14         Termination of this Deed for any reason shall otherwise be without prejudice to the rights of either party which may have accrued up to the date of such termination or during the phase out period under clauses 9.10 and 9.11.  In addition, in relation to a termination pursuant to clause 9.7(b), the Licensee shall have the option to take an assignment of the Names, such assignment to be subject to: (a) the rights of any existing licensees of such Names; and (b) payment by the Licensee of a sum representing the Fair Market Value of the Names.  Termination or expiry of this Deed does not affect the survival of Clauses 1 (Definitions), 3.11 and 3.12 (No Grant to Third Parties), 8 (Indemnity, Warranties and Limitations of Liability), 9.9 to 9.12 (Termination and Effects of Termination), 9.14 (Termination and Effects of

Termination), 9.15 (Termination and Effects of Termination), 11 (Confidentiality), 12 (Notices), 14 (General) and any other provision of this Deed which is expressly or by implication intended to continue to have effect after this Deed has come to an end.

9.15         For the purposes of giving effect to the assignment in accordance with clause 9.14, VEL shall promptly execute an assignment of the Names in favour of the Licensee in a form reasonably satisfactory to the Licensee and VEL irrevocably and severally appoints the Licensee and any person nominated for the purpose by the Licensee (in writing and signed by an officer of the Licensee) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute such assignment and any other deed, assurance, agreement, instrument, act or thing which may be required to give effect to the assignment of the Names in favour of the Licensee, and VEL covenants with the Licensee to ratify and confirm all such acts or things made, done or executed by that attorney.

9.16         For as long as the parties to the Virgin Media Consumer Licence are the same as the parties to this Deed (or, in the case of the Licensee, they are a member of the Virgin Media Group), at any time after the service of written notice by either party to the Virgin Media Consumer Licence validly terminating the Virgin Media Consumer Licence for any reason (but prior to the date of expiry of such notice validly terminating the Virgin Media Consumer Licence), either party to this Deed shall have the right to terminate this Deed on written notice to the other, such termination taking effect from when the Virgin Media Consumer Licence terminates.  Prior to either party exercising this right, however, the parties shall discuss (each acting reasonably and in good faith) whether or not this Deed can or should continue after the Virgin Media Consumer Licence has terminated.

9.17         Except as otherwise provided herein, neither party may terminate this Deed without the written consent of the other.

10.          INFRINGEMENTS

10.1         Each party shall promptly notify the other of any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might materially vitiate or prejudice the rights of VEL or the members of the Virgin Media Group in and to or under the Marks respectively that comes to its notice at any time giving reasonable particulars thereof.

10.2         Subject only to clause 10.5 below, VEL shall have the exclusive right in its absolute discretion and at its expense to take whatever action it believes necessary and proper in connection with any unauthorised use, infringement, suspected or threatened infringement, passing off, or other unlawful interference with the rights of VEL in the Marks save that in taking such action it shall also act in the interests of the Licensee and other members of the Virgin Media Group to the extent that to do so does not significantly prejudice VEL and/or VEL’s rights in the Marks.

10.3         The Licensee agrees to provide to VEL all reasonable assistance which VEL may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL and providing VEL with details of sales figures, Business Customer numbers, marketing spend, launch dates and dates of first use of the Marks by members of the Virgin Media Group). The Licensee and any other member of the Virgin Media Group shall be fully indemnified by VEL in respect of all costs and expenses incurred by the Licensee or any other member of the Virgin Media Group in providing such assistance save that VEL shall not be liable under such indemnity:

(a)                                              for costs or expenses which would have been incurred during the ordinary course of business notwithstanding such action; or

(b)                                             if the aggregate costs or expenses which arise out of such action (or series of actions arising out of similar facts or circumstances) does not exceed one thousand pounds (£1,000).

10.4         The provisions of Section 30(2) of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the parties for the purposes of this Deed.

10.5         If, having been requested in writing by the Licensee to do so, VEL fails to take action in respect of any event described in clause 10.2 for a period exceeding twenty five (25) days, the Licensee shall be entitled to do so, at its own expense, in its own name and, if appropriate, that of VEL and VEL agrees to provide the Licensee all reasonable assistance which the Licensee may require in connection with the action it takes provided always that:

(a)                                              the Licensee notifies VEL in writing of its intention to do so;

(b)                                             the Licensee shall only be permitted to take such action if failure to do so would have a material adverse effect on the Licensed Activities carried out under the Marks;

(c)                                              the Licensee shall not be permitted to take such action if it would have a material adverse effect on the Marks or VEL. For the avoidance of doubt, nothing in this Deed shall other than as set out in this clause 10 prevent or restrict the Licensee from enforcing any right arising under this Deed, provided it does so in a manner consistent with this clause 10, or any agreement it may have with any third party;

(d)                                             the Licensee will indemnify VEL from and against all costs and expenses (including, without limit, disbursements, reasonable legal costs, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly from such action; and

(e)                                              the Licensee keeps VEL up-to-date with details of the status of such proceedings,

where such action is taken against another licensee of the Marks, VEL reserves the right to intervene between the parties and require the dispute and any proceedings to be suspended for a period of thirty (30) days whilst negotiations to resolve the issues take place.  The Licensee agrees to act in good faith in respect of any such negotiations.  In the event that any such resolution requires amendments to be made to the respective Deeds of the Licensee and any other licensee of the Marks, VEL will use its reasonable endeavours to effect the necessary changes as soon as practicable.

10.6         The proportion of the costs and damages recovered in respect of any action pursuant to clauses 10.2 or 10.5 shall first, reimburse the party who brought the action in respect of all costs and expenses incurred as a result of bringing the action and the remainder shall be divided between the parties in such proportions as is fair and reasonable, reflecting the effect on their respective businesses and the loss suffered.

11.          CONFIDENTIALITY

11.1         Each of the parties shall keep secret and confidential any information which it may obtain relating to the business of the other. Such information shall be treated as proprietary and confidential to the party imparting the same. Each party hereby agrees that it shall use such information received or procured by it from the other solely for the purposes of this Deed and that it shall not at any time during or after completion, expiry or termination of this Deed disclose the same whether directly or indirectly to any third party except:

(a)                                              with the prior written consent of the other party;

(b)                                             to the extent necessary to comply with any law or the valid order of a court or tribunal of competent jurisdiction or the rule, regulation or direction of any governmental or other regulatory authority or agency ( including the rules of any listing authority or exchange) in which event the relevant party shall so notify the other as promptly as reasonably practicable (and if possible prior to making any disclosure) and shall use its reasonable endeavours to seek confidential treatment of such information;

(c)                                              to its auditors, legal advisers and other professional advisers provided that it uses its reasonable endeavours to procure that such persons maintain such confidentiality;

(d)                                             in order to enforce its rights under this Deed; and

(e)                                              to any person with a bona fide and legitimate interest in such information who enters into a confidentiality agreement including a prospective purchaser of Virgin Media Inc. or any part of its business and provided that such person agrees to use the information only for the purpose of such bona fide and legitimate interest.

11.2         The provisions of clause 11.1 shall not apply to:

(a)                                              any information in the public domain otherwise than by breach of this Deed;

(b)                                             information obtained from a third party who is free to divulge the same;

(c)                                              information that was already known to the receiving party prior to disclosure under this Deed and was not previously acquired by the receiving party from the disclosing party under an obligation of confidentiality or non-use towards the disclosing party; or

(d)                                             information that can be shown by documentary evidence to have been created by one party to this Deed independently from work under this Deed.

11.3         Neither party nor any representative thereof or spokesperson therefor shall make any public statement, announcement or press release regarding the other party without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), nor make any negative or derogatory public comments or statements (expressly or by implication) regarding the other party or any aspect of the relationship between the parties.

11.4         VEL and the Licensee shall divulge information the subject of this clause only to those employees who are directly involved in the performance of this Deed and shall ensure that such employees are aware of and comply with these obligations as to confidentiality.

11.5         Each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this clause and that either party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this clause.

11.6         The obligations contained in this clause shall survive the termination or expiration of this Deed.

12.          NOTICES

12.1         Any notice or other communication required or authorised to be given under this Deed shall be in writing and either be delivered by hand or sent by first class post or facsimile transmission (provided that in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within forty eight hours of transmission) as follows:

Address for notices to VEL:

Virgin Enterprises Limited

The School House

50 Brook Green

London W6 7RR

Attention:

Intellectual Property Department

Fax: 020 3126 3610

Address for notice to the Licensee:

Virgin Media Limited

Virgin Media House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Attention:

Virgin Media Legal Department

Fax: 01256 752170

12.2         The parties may change the address, facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other party in accordance with the provisions of this clause.

12.3         All notices given in accordance with clause 12.1 above shall be deemed to have been served as follows:

(a)                                              if delivered by hand, at the time of delivery;

(b)                                             if posted, at the expiration of 3 Business Days after the envelope containing the same was delivered into the custody of the postal authorities; or

(c)                                              if communicated by facsimile, at the time of transmission,

provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

12.4         In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

13.          FORCE MAJEURE

13.1         No party shall be deemed in breach or default of this Deed or otherwise liable to the other party for any failure or delay in performing any of its obligations under this Deed where and to the extent that the delay or non-performance is due to a Force Majeure Event, provided that:

(a)                                              if a party is prevented or delayed in the performance of any of its obligations under this Deed by Force Majeure Event that party shall, immediately upon becoming aware of that fact, give written notice to the other party of the nature, extent and expected duration of the circumstances giving rise to the Force Majeure Event;

(b)                                             the party claiming to be prevented or delayed in the performance of any obligations under this Deed by reason of the Force Majeure Event shall take all steps as are reasonably practicable to bring the Force Majeure Event to a close or to find a solution by which this Deed may be performed despite the continuance of the Force Majeure Event and shall keep the other party regularly informed of the status and progress of its efforts to bring the Force Majeure Event to a close or to find an alternative solution by which its obligations under this Deed may be performed;

(c)                                              immediately after the end of the Force Majeure Event the affected party shall give written notice to the other that the Force Majeure Event has ended and shall resume performance of its obligations under this Deed; and

(d)                                             if the Force Majeure Event continues for a period of more than six (6) months the party not subject to the Force Majeure Event may terminate this Deed by giving not less than ninety (90) days written notice of such termination to the other party. No party shall have any liability to the other in respect of the termination of this Deed due to the Force Majeure Event, but any rights or liabilities, which accrued prior to termination, shall subsist.

14.          GENERAL

No Breach and Waiver

14.1         No delay, failure or indulgence by either party to perform any provision of this Deed shall operate or be construed as a waiver of that party’s powers or rights under this Deed or prejudice that party’s rights to subsequent action. Any waiver by either party of its rights under this Deed shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any power or right by either party shall preclude any other or further exercise thereof or the exercise of any such other power or right under this Deed.

Modifications

14.2         Except for any amendments or modifications to this Deed made by the Licensee in accordance with clause 3.17 (which shall be effective and binding immediately upon written notice to VEL), no amendment or modification to this Deed will be effective or binding unless it is in writing, signed by all the parties and specifically states that it is an amendment to this Deed.

Invalidity

14.3         If at any time any one or more of the provisions (or part of one or more of the provisions) of this Deed becomes invalid, illegal or unenforceable in any respect, under any law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

14.4                           Except for the Virgin Media Consumer Licence, this Deed sets out the entire agreement and understanding between VEL and the Licensee and relevant members of the Virgin Media Group in respect of the use of the Marks by the Licensee and relevant members of the Virgin Media Group in respect of the Licensed Activities and supersedes all previous representations, understandings, licences or agreements, whether oral or written, in relation to such use. It is agreed that:

(a)                                              no party has entered into this Deed in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Deed;

(b)                                             subject only to clause 14.4(c) below, no party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other party; and

(c)                                              this clause shall not exclude any liability for fraudulent misrepresentation.

Independent Contractors

14.5         Nothing in this Deed shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the parties. The only relationship created by this Deed is that of independent contractors, and, except as expressly provided herein, neither party by virtue of this Deed has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Disputes

14.6         In the event of any dispute or difference which may arise between the parties in connection with or arising out of this Deed, directors or other senior representatives of the parties with authority to settle the dispute will, within ten (10) Business Days of a written notice from one party to the other, meet in a good faith effort to resolve the dispute.  If the dispute is not resolved at that meeting, the parties will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure.  For the avoidance of doubt, in the case of any dispute arising under clauses 9.2, 9.3 or 9.8 the escalation process under those clauses shall apply before referring the matter to a mediation under the CEDR Rules.   Unless otherwise agreed by the parties the mediator will be nominated by CEDR.  To initiate the mediation a party must give notice in writing to the other parties to the dispute requesting mediation.  The mediation will begin within thirty (30) days following receipt of such notice and shall last no more than one (1) day unless otherwise determined by the mediator. No party may commence any Court proceedings in respect of any dispute arising out of this Deed until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by delay.  Neither party may initiate legal action until the above process has been completed provided that nothing in this clause shall be construed as prohibiting a party from applying to a court for interim injunctive relief at any time where either party has reasonable cause to do so to avoid damage to its business or to preserve any right of action it may have.

Governing Law and Jurisdiction

14.7         This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.  Subject to clause 14.6, the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

Counterparts

14.8         This Deed may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Further Assurances

14.9         VEL and the Licensee shall, at their own expense, execute and deliver all such documents and take or procure the execution of all such documents (in a form reasonably satisfactory to both parties) as may from time to time be required to give full effect to this Deed.

Third Party Rights

14.10       Other than members of the Virgin Media Group (or departed members of the Virgin Media Group), a person who is not party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Costs

14.11       Each party shall bear its own costs in connection with the negotiation, preparation and implementation of this Deed.

Successors

14.12       The provisions of this Deed shall be binding upon and shall inure for the benefit of VEL, the Licensee, members of the Virgin Media Group and their respective successors in title and assignees permitted in accordance with the terms of this Deed.

IN WITNESS of which this Deed has been executed as a Deed and has been delivered on the date stated at the beginning of this Deed.

EXECUTED as a deed by VIRGIN ENTERPRISES LIMITED acting by J. Bayliss, in the	) ) ) )	/s/ Josh Bayliss
presence of:		Director

Signature of witness:	/s/ Mark James
Name of witness:	Mark James
Witness’ occupation:	LP Manager
Witness’ address:	[Intentionally Omitted]

EXECUTED as a deed by VIRGIN MEDIA LIMITED acting by R. Mackenzie, in the presence of:	) ) ) )	/s/ Robert MacKenzie
Director

Signature of witness:	/s/ Lucy Merritt
Name of witness:	Lucy Merritt
Witness’ occupation:	Personal Assistant
Witness’ address:	Virgin Media, Bartley Wood Bus PK, Hook, RG27 9UP

SCHEDULE 1

Part A - Virgin Marks

Trade Mark	Application/ Registration Number	Country	Class	Status

VIRGIN	1371870	UK	38	Registered
Virgin Signature	1371869	UK	38	Registered
VIRGIN	1369779	UK	9	Registered
Virgin Signature	1369812	UK	9	Registered
VIRGIN	1559467	UK	9	Registered
Virgin Signature	1559468	UK	9	Registered
VIRGIN	1120875	UK	9	Registered
Virgin Signature	1120874	UK	9	Registered
VIRGIN	1120876	UK	16	Registered
VIRGIN	1230088	UK	16	Registered
Virgin Signature	1259731	UK	16	Registered
Virgin Signature	229679	Ireland	9,38	Registered
VIRGIN	229682	Ireland	9,38	Registered
VIRGIN	611459	European Community	38	Registered
Virgin Signature	611467	European Community	38	Registered
VIRGIN	217182	European Community	9	Registered
V	2140053	UK	3,5,9,12,14, 16, 18, 25, 28, 32, 33, 35, 36, 38, 39, 41, 42	Registered
VIRGIN MEDIA	2429892	UK	9, 35, 38, 41	Registered
Virgin Media Logo	2439120	UK	9, 35, 38, 41, 42	Registered

Part B - Virgin Signature

SCHEDULE 2

Part A — Domain Names

The ..co.uk, .com, .net and .biz variants of the following domain names:

www.virginmediabusiness

www.virginmediabusinesscommunications

www.virginmediabusinesstelecoms

www.virginmediatelecoms

www.virginmediacommunications

www.virginmediawholesale

www.virginmedianetworkservices

Part B - Names

Virgin Media Business

Virgin Media Business Communications

Virgin Media Business Telecoms

Virgin Media Telecoms

Virgin Media Communications

Virgin Media Wholesale

Virgin Media Network Services

SCHEDULE 3 - Service Levels

For the purposes of this Schedule 3:

“Category A Business Customers” means Emergency Services Customers or Business Customers who spend more than £400,000 per year (or such other figure as the Licensee shall determine from time to time) on Business Communications Services with the Licensee or members of the Virgin Media Group;

“Closed” means, in respect of any complaint received, remedial action(s) and a specific timeline for completion are set and agreed with the relevant Business Customer;

“Development Customers” means those Business Customers with 100 or more employees who spend less than £35,000 (or in the case of Business Customers in London less than £25,000) per year (or such other figure as the Licensee shall determine from time to time) on Business Communications Services with the Licensee or members of the Virgin Media Group;

“Emergency Services Customers” means those Business Customers who are a police force, fire brigade service, emergency ambulance service or a hospital;

“Major Service Outages” means faults affecting one or more Category A Business Customer including, for example: (a) faults causing a significant loss of or severe degradation to customer service where there is no immediate workaround, redundancy or fallback system; (b) faults causing a significant loss of or severe degradation to service affecting one or more Category A Business Customers’ major bespoke networks or more than two customer sites belonging to Category A Business Customers; (c) a power alarm at any critical or high category site (as per the site listing maintained by the Virgin Media Group from time to time) even if not yet service affecting; (d) any fault that has an immediate major financial impact of more than £50,000; (e) any fault that has a major impact on business due to customer satisfaction, reputation, revenue and / or health & safety being at risk, which might result in legal action being commenced against the Licensee or any member of the Virgin Media Group; or (f) any fault requiring additional incident management and supporting resource to complement the business as usual resource;

“Service Desk” means the customer management centre which deals with those Business Customers who spend £35,000 (or in the case of Business Customers in London £25,000) per year (or such other figure as the Licensee shall determine from time to time) or more on Business Communications Services with the Licensee or members of the Virgin Media Group; and

“SMB” means those Business Customers who spend less than £35,000 (or in the case of Business Customers in London less than £25,000) per year (or such other figure as the Licensee shall determine from time to time) on Business Communications Services with the Licensee or members of the Virgin Media Group.

1.                                     BASE SERVICE LEVELS

1.1.                             Subject to section 5 below, with regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the Virgin Media Group agree, to use all reasonable endeavours to comply with the following:

Service	Target	Stretch Target
Complaints from SMB Closed within 1 day	≥ 75.0%	N/A
Acknowledging all complaints from Business Customers within 2 days	= 100.0	N/A
Complaints from SMB Closed within 21 days	≥ 95.0%	≥ 98.0%
Complaints to the Service Desk Closed within 21 days	≥ 95.0%	≥ 98.0%

1.2.                             With regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the Virgin Media Group agree, to use all reasonable endeavours to have:

1.2.1.                    ≥ 75% of all calls to the SMB customer management centre answered within 20 seconds (PCA20), assessed quarterly;

1.2.2.                    no more than 10% of calls to the SMB customer management centre abandoned (PCA), assessed quarterly;

1.2.3.                    ≥ 90% of all calls to the Service Desk answered within 20 seconds (PCA20), assessed quarterly; and

1.2.4.                    no more than 5% of calls to the Service Desk abandoned (PCA), assessed quarterly.

1.3.                             With regard to services and/or products provided under the Marks, the Licensee agrees and shall procure that relevant members of the Virgin Media Group agree, to use all reasonable endeavours to follow the TM Guidelines and to uphold the Virgin brand values of:

1.3.1.       value for money;

1.3.2.       good quality;

1.3.3.       brilliant customer service;

1.3.4.       innovation;

1.3.5.       competitive challenge; and

1.3.6.       fun.

2.                                     TECHNICAL SERVICE LEVELS:

2.1.                             With regard to a particular service or product and with effect from the date on which the Business Communications Services are provided by the Virgin Media Group under the Marks, the Licensee agrees, and shall procure that relevant members of the Virgin Media Group agree, to use reasonable endeavours to comply with the following:

Broadband

2.1.1.                     broadband service availability target of ≥ 99% (uptime) — defined as availability of IP core network from regional headends (UBR’s), through national IP network and delivered to www interconnect;

Fixed line telephone

2.1.2.                     fixed line dial tone availability of ≥ 99% - defined as availability of dial tone measured from the street cabinet as it is distributed to the customer’s premises;

2.1.3.                     fixed line telephony ‘lost calls’ of ≤ 0.5% (as published by Ofcom) — defined as calls lost after being set-up through failure of telephony switch hardware or software (note: the metric is reported as the inverse and the Ofcom target is ≥ 99.5%);

Faults fixed within SLAs

2.1.4.                     faults fixed within SLAs of ≥ 90.0% - defined as service being restored to Business Customers following a fault within any target service restoration time set out in the relevant service level agreements as measured in accordance with the terms of such service level agreements, excluding indirect access voice services and business CATV services;

Major Service Outages

2.1.5.                    average Major Service Outage rate for the previous 12 months of ≤ 2.5% - defined as the ratio of Major Service Outages to Business Customers (excluding SMB) in each of the previous 12 months and taking the average result over that period.

3.                                     CUSTOMER LOYALTY SERVICE LEVELS

3.1.                             Subject to section 5 below, with regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the Virgin Media Group agree, to use reasonable endeavours to comply with the following:

Service	Target	Stretch Target
A customer satisfaction level of “satisfied” (i.e. score 5-10/10)*	≥ 50%	≥ 80%
A customer satisfaction level of “delighted” (i.e. score 9-10/10)*	≥ 10%	≥ 20%
Percentage of people who “do recommend” to their peers and are “likely to recommend” to their peers (i.e. score 7-10/10)**	≥ 50%	≥ 60%
Percentage of people who “do recommend” to their peers and would “definitely recommend” to their peers (i.e. score 9-10/10)**	≥ 10%	≥ 25%

*assessed quarterly by polling a combination of at least 1,000 Business Customers (excluding SMB (save for Development Customers)) “Overall, how satisfied are you with the performance of Virgin Media?”

**assessed quarterly by polling a combination of at least 1,000 Business Customers (excluding SMB (save for Development Customers)) “If you were advising a colleague or business contact, how likely would you be to recommend Virgin Media to others?”

4.                                     MEASUREMENT AND REPORTING

4.1.                             The Licensee agrees to report the following in connection with the Service Levels described above and provide VEL with a copy of such report within 10 Business Days of the end of each measurement period:

4.1.1.                     produce a satisfaction report on at least a quarterly basis (to include total number of customers polled);

4.1.2.                     produce a complaints report on at least a quarterly basis for the purposes of the measurement in section 1.1 above;

4.1.3.                     produce a report setting out performance against the percentage of calls answered and abandoned targets on a quarterly basis;

4.1.4.                     produce a report setting out performance against Technical Service Levels on a quarterly basis additionally including the approximate length of any periods of downtime affecting sections 2.1.1 and 2.1.2 above;

4.1.5.                     produce a report setting out performance against faults fixed within SLAs target as set out in section 2.1.4 above; and

4.1.6.                     produce a report setting out performance against Major Service Outage target as set out in section 2.1.5 above.

5.                                     TARGETS AND STRETCH TARGETS

5.1.                             The table set out in sections 1.1 and 3.1 above contain “Targets” and “Stretch Targets” for certain Service Levels.  Subject to section 5.2 below, where both a Target and Stretch Target are specified, the Target is the Service Level for the first 24 months after the Commencement Date.  However, from the start of the 25th month after the Commencement Date, the Target shall be automatically replaced with the Stretch Target for the remainder of the Term.  For example, from the start of the 25th month after the Commencement Date, the target Service Level for obtaining a customer satisfaction level of “delighted” (i.e. score 9-10/10) shall automatically increase from ≥ 10% to ≥ 20% (i.e. from the Target to the Stretch Target).

5.2.                             Within 30 days after the end of the first 12 months after the Commencement Date, representatives of the parties shall jointly review the Stretch Targets and, where both parties agree in writing, amend any or all of them.  Where the parties do not agree to amend a particular Stretch Target within 60 days after the start of the joint review process, the Stretch Target shall remain unchanged.

6.                                     FAILURE TO MEET SERVICE LEVELS

6.1.                             The parties acknowledge that the Service Levels are guidelines only and failure to achieve such Service Levels shall not constitute a breach of this Deed or otherwise give rise to a right to terminate.  However, the parties acknowledge that where the actual service levels are persistently and significantly lower than the Service Levels, VEL may take into account the Licensee’s performance in respect of the Service Levels as compared with good industry practice and standards (where reliable and quality data relating to such good industry practice and standards is available to the parties) together with other evidence of material breach of this Deed and/or material damage to the Marks or VEL, in determining whether to exercise its rights pursuant to clauses 9.2 and 9.3.

6.2.                             Where the actual service levels are persistently and significantly lower than the Service Levels, the Licensee shall immediately put in place a remedial action plan to the reasonable satisfaction of VEL.

6.3.                             The parties shall meet on a six monthly basis to review performance against the Service Levels.

SCHEDULE 4 - Existing Rights Of Licensees

All rights are exclusive save as otherwise stated.

Virgin.com:

Main website for the Virgin Companies;

Virgin Books:

Publishing and distribution of books (branded) and online retailing of books (branded and unbranded);

Virgin Active:

Operation of gyms and fitness centers;

Virgin Balloon Flights:

Operation of passenger balloon flights;

Virgin Experience Days:

Provider of experience gift vouchers and certificates;

Virgin Nigeria:

Nigerian airline;

Virgin Money:

Provider of banking, insurance and investment products and services;

Virgin Trains:

Train operator;

Virgin Unite:

The Virgin Group’s independent charitable arm;

Virgin Wines:

Online retailer of wine;

Virgin Life Care:

Incentivised wellness programmes;

Virgin Stem Cells / Health Bank:

Storage of cord blood;

Virgin Incentives/ The Virgin Voucher:

Voucher redeemable against Virgin and non-Virgin goods and services;

Virgin Atlantic:

International airline;

Virgin Atlantic Cargo:

Air cargo and freight services;

Virgin Holidays and Virgin Vacations:

Holiday tour operators;

Virgin Galactic:

Sub orbital space flight experiences and space tourism;

Virgin Limited Edition / Virgin Hotels (non-exclusive):

Operation, management and marketing of hotels, clubs, restaurants, public houses and cafes including premium properties such as Necker Island, Ulusaba, Kasbah Tamadot and The Roof Gardens;

Virgin Games:

Online and remote gaming and gambling- games of chance, skill and chance and skill combined;

Virgin Drinks:

Manufacture and distribution of soft drinks;

Virgin Limobike:

Passenger motorbike services;

V Festival:

Music festivals;

Virgin Records/Music:.

Record label and music publisher;

Virgin Green Fund:

Investment in renewable energy and resource efficiency services;

Virgin Earth Challenge:

Competition for commercially viable removal of greenhouse gasses from the atmosphere;

Virgin Digital Help:

Digital support services for consumers;

Formula 1:

Sponsorship arrangements;

Virgin Flight Store:

Travel industry flight brokerage.

SCHEDULE 5 - Use Of “Virgin” Or “V” By Themselves

The Licensee is permitted to use the word “Virgin” or the letter “V” from the “Virgin” signature by itself on any of the following equipment, provided that in the case of use of the letter “V” this shall be limited as applicable to use on a specific button or key on any of the following:

Telephone handsets

Telephone displays/screens

Remote controls

SIM Cards

Keyboards

Data Cards

Head Sets

SCHEDULE 6 - TM Guidelines

PART 1 - VIRGIN GROUP POLICY ON BUSINESS TO BUSINESS SELLING TECHNIQUES

PART 2 - OFFSHORE OUTSOURCING - OVERALL BRAND APPROACH

PART 1

VIRGIN GROUP POLICY ON SELLING TECHNIQUES

BUSINESS-TO-BUSINESS DIRECT SELLING

Overall viewpoint:

Virgin’s policy is to help consumers to make a buying choice rather than to sell in an unsolicited or aggressive manner.

In return, consumers can expect that Virgin will not interrupt them with an unsolicited attempt to make a sale and that if engaged in a sales conversation with Virgin that they will not be pressurised, forced or embarrassed into buying something.

In the business-to-business environment, cold telemarketing is not a preferred or common activity for a Virgin company.  However, speculative contact is part of the business world and businesses are set up to deal with cold calling so it is not as intrusive or disrespectful as it is when contacting consumers.  However, there still remains the concern that Virgin is therefore seen to be slightly desperate to get a sale and not displaying the kind of confidence that people expect from the brand.  The policy would be:

•                  Only call to follow up a piece of direct mail or email which has been sent to the business.

•                  Only call to follow up on a recommendation or to operate within a relationship, which already exists.

•                  Pursue the sale if the customer is interested but respect the “no” that a customer gives — especially an emphatic or repeated “no”.

•                  Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•                  Get to the point quickly — don’t waste their time.

•                  Don’t be afraid to ask for the sale if you think they may want to buy.

•                  Finish the call politely and graciously, ensuring that the customer feels positive at the end of the experience.

•                  Don’t use other parts of the Virgin Group as a way in to the conversation (e.g. name dropping other Virgin successes) without their prior consent.

PART 2

OFFSHORE OUTSOURCING - OVERALL BRAND APPROACH

•      Our ultimate goal is to save money and improve our businesses

•      We should save as much money as we possibly can, as long as the Virgin brand reputation and customer service quality are not compromised

SUMMARY OF BRAND PREFERRED CHOICES ON OFFSHORE OUTSOURCING

•                  Putting seats offshore as a result of growth or attrition is preferred to making any UK employees redundant.

•                  If higher cost issues in South Africa could be overcome then SA would be less of a risk for front line customer service quality, and it also makes sense to strengthen our ties with a territory we are already investing in.

•                  Tapping into current operations (e.g. Atlantic’s offices in Johannesburg) would allow us to trial offshore outsourcing underneath the radar of publicity.

•                  Creating our own function that we can control & manage would allow us to stamp the Virgin culture on an operation, enjoy cost savings from working together & not giving profit margins to an outsourcer.

•                  Outsourcing operations that support the business rather than the customer service function would give us the chance to save money without it affecting our customer service (e.g. accounts payable, IT, payroll).

•                  Finding one common function to outsource together onshore, such as payroll, would give us the chance to trial group outsourcing for the first time in a bite-sized way before taking a riskier step (more functions; overseas).

BRAND GUIDELINES FOR A BEST PRACTICE APPROACH TO OFFSHORE OUTSOURCING

1.                                       Management of the operation

The overall approach is to put more effort into the offshore outsourced operation than we would a UK one.  This is to ensure that we don’t lose customer service quality and to protect the brand reputation.

•                  Put a minimum of one Virgin person on site to manage the operation full time.

•                  Give all of the staff in the outsourced operation a full induction into Virgin’s way of doing businesses — including brand, culture and customer service.  This should include an initiation trip around current Virgin businesses in the home territory for as many people as possible.

•                  Work with the local community and government to make sure that the benefit to the economy is not just ring-fenced but truly adding value to the local community and economy.

2.                                       Training and treatment of local staff

The overall approach is to respect the staff in the same way as we would UK staff.  This may require some investment that the local outsourcer may think is unnecessary but this protects the brand reputation and will also decrease attrition.

•                  Develop a training programme that is more extensive than anything currently in use in the UK.  Initial and on-going training should include:-

•                  Skills & software training

•                  Full immersion into Virgin — brand, personality, customer expectations etc.

•                  Customer familiarisation — their lifestyle, needs and attitudes, why they buy this product, how they buy it, how they use it etc.

•                  Conversational tips & phrases, and teach a level of informality that the local staff will probably find a bit strange.

•                  Language training….

•                  Positive language training is critical, but the key is to be respectful to the staff and their identities and to be transparent about where we are servicing our customers from:

•                  Difficult names can be shortened or real nick-names used, but fake British names should not be used.

•                  Watching British TV can be part of the language training but agents should not pretend to be in the UK watching e.g. Eastenders, Coronation Street.

•                  Agents should not pretend to be in the UK by quoting the weather.

•                  Work with local trade & labour experts to develop a pay and benefits package that is fair and respectful.  Not necessarily more than the going rate, but well thought out, based on the needs and attitudes of the local staff, and winning their loyalty just as we would UK employee’s.

•                  Put career paths in place so staff know they can progress with the company.

•                  Treat staff like our own employees — access to Virgin extranet, Tribe, secondments around the group, etc.

•                  Organise job swaps between offshore operation and home country.

•                  Listen to, and act upon what staff say in employee forums and focus groups.

•                  Involve their families

•                  Invest in the physical environment — the space per staff member, the chairs they sit on, paint, posters, plants.  Invest in plenty of chill-out areas:  relaxing rooms & cafes

•                  Invest in the safety and security of the staff — transport to work, security guards etc. where necessary.

3.                                       Treatment of UK redundancies

•                  Totally transparent and fair treatment of the staff who are made redundant.

•                  PR strategy to minimise risk…

Please refer to Angela Smith, Group HR Manager, for full strategy.

4.                                       PR strategy to minimise risk

The PR strategy will hinge upon the fair treatment of UK staff who are being made redundant, how we are respecting & benefiting the local staff and what we are doing to help the local community, as previously covered.

Please refer to Group PR Department for full strategy: Director of Media Relations.

Please advise Group PR Department in advance of any known planned redundancies.